UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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HNI CORPORATION
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HNI Corporation

Notice of 2020 Annual Meeting of
Shareholders and Proxy Statement

Notice of 2020 Annual Meeting of Shareholders

DATE AND TIME

Tuesday, May 5, 2020, at 10:30 a.m. (Central Daylight Time)

PLACE

HNI Corporate Headquarters, 600 East Second Street, Muscatine, Iowa 52761

ITEMS OF BUSINESS

1.	To elect Miguel Calado, Cheryl Francis, John Hartnett and Dhanusha Sivajee to the Board of Directors;

2.	To ratify the appointment of KPMG LLP as the Corporation's independent registered public accounting firm for the fiscal year ending January 2, 2021;

3.	To vote on an advisory resolution to approve Named Executive Officer compensation; and

4.	To transact any other business properly brought before the Annual Meeting and any adjournments or postponements thereof.

RECORD DATE

Shareholders of HNI Corporation common stock, par value $1.00 per share, of record as of the close of business on March 6, 2020, are entitled to vote at the Annual Meeting.

PROXY VOTING

Shareholders of record may vote their shares at the Annual Meeting via a toll-free telephone number, over the internet or in person. Shareholders of record that received a paper copy of the proxy card by mail may vote by signing, dating and mailing the proxy card in the envelope provided. Instructions regarding these methods of voting are contained in the Notice and the proxy card.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING

The Corporation's Proxy Statement and 2019 Annual Report on Form 10-K are available free of charge at investors.hnicorp.com.

By Order of the Board of Directors,
Steven M. Bradford
Senior Vice President, General Counsel and Secretary
March 23, 2020

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Annual Meeting Proposals and Recommendations

	Proposal	Recommendation of the Board
1.	Elect the four directors nominated by the Board	FOR (each nominee)
2.	Ratify appointment of the Corporation's independent registered public accounting firm	FOR
3.	Advisory vote to approve Named Executive Officer compensation	FOR

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Corporate Governance and Board Matters

OVERVIEW OF THE BOARD OF DIRECTORS

The Board of Directors ("Board") of HNI Corporation (the "Corporation," "we," "our," or "us") oversees the business affairs of the Corporation. In addition, the Board selects and provides advice and counsel to the Chief Executive Officer ("CEO") and certain senior executive officers of the Corporation. By carrying out its responsibilities with honesty and integrity, the Board has established a corporate culture of accountability, responsibility and ethical behavior through the careful selection and evaluation of senior management and directors.

The Corporation's Corporate Governance Guidelines provide for a Board consisting of between 10 and 15 directors. The exact number of directors is determined from time to time by the Board based on the recommendation of the Governance Committee.

The Board met four times during 2019, and each director attended 75% or more of the aggregate of the total number of meetings the Board held during 2019 and the total number of meetings held by each committee of the Board on which such director served during 2019. In addition, the Board holds regularly scheduled executive sessions of non-employee directors during each meeting of the Board.

The Corporation encourages all of its directors to attend the Annual Meeting. All directors then in office attended the 2019 annual meeting of the shareholders.

The Corporation's key governance documents, including the Corporate Governance Guidelines adopted by the Board, are available at hnicorp.com/investors/corporate-governance.

BOARD COMMITTEES

The Board conducts a significant portion of its business through three standing committees of the Board: the Audit Committee, the Human Resources and Compensation Committee ("Compensation Committee") and the Public Policy and Corporate Governance Committee ("Governance Committee"). The Board has determined that all members of the Audit Committee, Compensation Committee and Governance Committee are independent as defined under the New York Stock Exchange LLC ("NYSE") listing standards and the Securities and Exchange Commission ("SEC") rules applicable for committee memberships. In making these determinations, the Board considered the types and amounts of the commercial dealings between the Corporation and the companies and organizations with which the directors are affiliated.

The Board has adopted written charters for each of the Audit Committee, the Compensation Committee and the Governance Committee, which are available at hnicorp.com/investors/corporate-governance. The Board reviews each committee charter at least annually.

Audit Committee

The Audit Committee is responsible for, among other things, fulfilling the Board's oversight responsibilities with respect to:

•	the integrity of the Corporation's financial statements and the Corporation's accounting and financial reporting processes and financial statement audits;

•	the Corporation's compliance with legal and regulatory requirements;

•	the independent auditor's qualifications and independence; and

•	the performance of the Corporation's internal audit function and independent auditor.

The Audit Committee appoints the Corporation's independent registered public accounting firm and reviews the services performed by such firm. The Audit Committee met four times during 2019.

Compensation Committee

The Compensation Committee is responsible for, among other things, fulfilling the Board's oversight responsibilities relating to:

•	compensation of the Corporation's executives;

•	overall member (i.e., employee) relations, culture and morale;

•	human resource practices designed to attract and retain qualified members at all levels;

•	human resources policy and related regulatory compliance issues;

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•	compensation and benefits practices;

•	the selection, performance, compensation, development, and succession of key executives; and

•	the evaluation of the CEO.

The Compensation Committee met four times during 2019.

Governance Committee

The Governance Committee is responsible for, among other things, fulfilling the Board's oversight responsibilities relating to:

•	serving as the Board's nominating committee by identifying individuals qualified to serve as directors consistent with criteria approved by the Board;

•	recommending to the Board the director nominees for annual meetings of the shareholders;

•	developing and recommending to the Board corporate governance principles;

•	monitoring and evaluating corporate governance practices;

•	evaluation of the Board and the Corporation; and

•	finance policy and capital structure of the Corporation.

The Governance Committee fulfills the role of the Corporation's nominating committee. The Governance Committee has evaluated and recommended to the Board each of the nominees named in this Proxy Statement for election to the Board. The Governance Committee met four times during 2019.

CORPORATE GOVERNANCE

Board Leadership Structure

The Board recognizes one of its key responsibilities is to evaluate and determine the optimal Board leadership structure. The Board believes its leadership structure best serves the objectives of the Board's oversight of management and ability to carry out its roles and responsibilities on behalf of the shareholders.

The Board evaluates from time to time as appropriate whether the same person should serve as the Chairman of the Board ("Chairman") and CEO, or whether the positions should be held by different persons, taking into consideration the relevant facts and circumstances to ensure the interests of the Corporation and shareholders are served. Following the retirement of Stan Askren, the Corporation's former Chairman and CEO, at the end of 2018, the Board separated the roles of Chairman and CEO to promote the Board's independent authority to oversee the Corporation's business and allow our CEO to focus his time and energy on managing the Corporation's business and operations. Effective January 1, 2019, Larry Porcellato was appointed as Chairman and served in the capacity through 2019. On February 12, 2020, the Board elected the Corporation's CEO Jeff Lorenger as Chairman and appointed Larry Porcellato as Lead Director, both effective February 2020. Under the Corporate Governance Guidelines, the Lead Director's role is to aid and assist the Chairman and the Board in assuring effective corporate governance in overseeing the affairs of the Board and the Corporation.

The Corporation maintains strong governance structures and processes to ensure the independence of the Board, eliminate conflicts of interest and prevent dominance of the Board by management. The Board and the Governance Committee have assembled a Board comprised of strong and sophisticated directors who are currently or have recently been leaders of major companies or institutions, are independent thinkers and have a wide range of expertise and skills.

The Board regularly meets in executive session without the presence of management or the CEO. During 2019, the Chairman presided at these meetings and provided the Board's guidance and feedback to the Corporation's CEO and management team. Further, the Board has regular and complete access to the Corporation's management team. At each Board and committee meeting, the Board receives information and insight from management on matters impacting the Corporation.

Board's Role in Risk Oversight

The Board administers its risk oversight role primarily through its committee structure and the committees' regular reports to the Board at each quarterly Board meeting. The Board has designated the primary responsibility for overseeing risk management to the Audit Committee.

The Audit Committee meets frequently during the year and discusses with management, the Corporation's Vice President, Internal Audit, and the Corporation's independent registered public accounting firm:

•	current business trends affecting the Corporation;

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•	major risks facing the Corporation;

•	steps management has taken to monitor and control the risks; and

•	adequacy of internal controls that could significantly affect the Corporation's financial statements.

At least annually, the Board discusses with management the appropriate level of risk relative to corporate strategy and business objectives and reviews with management the Corporation's existing risk management processes, including information security and data protection procedures, and their effectiveness. The Audit Committee also reviews the Corporation's enterprise risk management process for identification of, and response to, major risks. The Audit Committee provides the Board with a report concerning its risk oversight activities at each quarterly Board meeting. Each key risk identified for the Corporation is referred to the Board or assigned a committee of the Board for oversight and each committee regularly reports to the Board regarding these risks.

Processes and Procedures for the Consideration and Determination of Executive Compensation by Compensation Committee

In establishing and reviewing the Corporation's executive compensation program and risks related to compensation matters, a senior management team, under the oversight of the Compensation Committee, annually conducts a risk assessment of the Corporation's compensation policies and practices to ensure they do not encourage excessive risk taking by members which could result in a material adverse effect on the Corporation. Based on this most recent compensation risk assessment, both management and the Compensation Committee believe the risks arising from the Corporation's compensation policies and practices, as managed, are not reasonably likely to have a material adverse effect on the Corporation.

The Compensation Committee is responsible for developing and implementing the Corporation's compensation policies and programs for the CEO and other senior executives as further discussed in the Compensation Discussion and Analysis ("CD&A") which begins on page 19 of the Proxy Statement.

Code of Ethics

The Corporation maintains a code of ethics, the "Member Code of Integrity," that applies to all directors, executive officers and other members (i.e., employees). A copy of the Member Code of Integrity is available on the Corporation's website at hnicorp.com/investors/corporate-governance. The Corporation intends to disclose amendments to or waivers of the Member Code of Integrity granted to the Corporation's directors and executive officers by posting such information to the Corporation's website within four business days following the date of such amendment or waiver.

Policy for Review of Related Person Transactions

The Corporation has adopted a written policy for reviewing and approving transactions between the Corporation and its related persons, including executive officers, directors, director nominees, shareholders owning greater than five percent of the Corporation's voting securities and any affiliates. The policy applies to:

•	all financial transactions, arrangements or relationships involving more than $100,000;

•	transactions in which the Corporation, or one of its affiliates, is a participant; and

•	transactions in which a related person could have a direct or indirect material interest.

The policy does not apply to certain compensation payments approved by the appropriate committee of the Board, transactions available to all other shareholders or members (i.e., employees) on the same terms, transactions with an entity where the related person's interest is only as a director or a less than ten percent owner, or transactions in which the rate charged by a related person is determined by competitive bid.

The Corporation's Office of the General Counsel (the "General Counsel") performs the initial review of all transactions subject to the policy. Quarterly, the General Counsel reports to the Audit Committee each known transaction to be considered by the Audit Committee pursuant to the policy, including the proposed aggregate value of each transaction and any other relevant information. After review, the Audit Committee approves, ratifies or disallows each transaction in accordance with the policy.

If the General Counsel learns of an ongoing or completed transaction, arrangement or relationship not submitted for prior review and approval, the General Counsel will submit it to the Audit Committee for ratification, amendment, rescission or termination.

Since the beginning of the Corporation's 2019 fiscal year, there were no related person transactions required to be reported.

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Anti-Hedging Policy

The Corporation's insider trading policy prohibits hedging transactions. Specifically, the Corporation prohibits members (i.e., employees), directors, or their designees from hedging their ownership of the Corporation's common stock (including prepaid variable forwards, equity swaps, collars and exchange funds), engaging in short sales or purchasing put or call options, pledging their shares of the Corporation's common stock, holding them in a margin account or engaging in short-term transactions with shares of the Corporation's common stock.

Shareholder Outreach and Engagement

The Corporation has a philosophy of direct engagement, open communication and transparency with our shareholders. Shareholders provide valuable insights into emerging issues and feedback on our performance. In 2019, members of the Corporation's senior management met with shareholders at a variety of conferences; the Corporation hosted quarterly earnings calls and provided additional engagement through conference calls, in-house meetings and various industry events throughout the year; and the Chairman and CEO met with many of our largest shareholders to discuss topics including financial performance, risk management, corporate governance and environmental and social issues.

Shareholder Communications with the Board

Shareholders and other interested parties who wish to communicate with the Board, or any director, should send an email to "BoardOfDirectors@hnicorp.com" or mail a letter to the Board of Directors, c/o Corporate Secretary, HNI Corporation, 600 East Second Street, Muscatine, Iowa 52761 with a request to forward the communication to the intended recipient. Any communications received will be opened by the office of the Corporate Secretary for the sole purpose of determining whether the contents are a message to the Board or any director. In general, any communications not in the nature of advertising or promotions of a product or service will be promptly forwarded to the appropriate party.

DIRECTORS

There are currently eleven directors on the Board. The Board is divided into three classes. Generally, one class is elected each year for a term of three years. At the Annual Meeting, one existing director of the Board is retiring from the Board and four existing directors of the Board are standing for reelection.

The Board and the Governance Committee have adopted guidelines for identifying and evaluating director candidates. Under those guidelines, the Governance Committee considers the mix of director characteristics, experiences, diversity (including factors such as age, gender, education, ethnicity, career experience and personality) attributes, perspectives and skills appropriate for the Corporation. The Governance Committee reviews these factors and others considered useful by the Governance Committee in the context of an assessment of the perceived needs of the Board and the Corporation from time to time. The Governance Committee may use a variety of means to identify potential nominees, including recommendations from the Chairman, directors or others associated with the Corporation. The Governance Committee may retain third-party search firms to identify potential nominees based on the Corporation's established criteria for director candidates discussed above. The Governance Committee screens potential candidates and recommends suitable candidates to the Board for nomination.

The Corporation does not have minimum qualifications for director candidates; however, candidates should possess the highest personal and professional integrity and ethics and be willing and able to devote the required time to the Corporation. The Board believes it should be comprised of directors with varied and complementary backgrounds, which together build the overall strength of the Board, and the Governance Committee is committed to actively seeking out diversified candidates to include in the pool from which director candidates are chosen.

The Governance Committee evaluates candidates recommended by the Corporation's shareholders using the same criteria for candidates described above and considering additional information required by the By-laws. Shareholders wishing to recommend a candidate for nomination as a director for inclusion in the Corporation's proxy statement for the 2021 annual meeting of shareholders must satisfy the requirements set forth by the By-laws.

Summary of Individual Director Primary Skills, Core Competencies and Attributes

The following section summarizes the primary skills, core competencies and attributes for each director.

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The following matrix identifies the primary skills, core competencies and other attributes identified by the Governance Committee each director brings to their service on the Corporation's Board and Committees. Each director possesses numerous other skills and competencies. We believe identifying primary skills and competencies is the most meaningful presentation of the key contributions and value each director provides.

Qualifications and Attributes	Mary Bell	Miguel Calado	Cheryl Francis	John Hartnett	Mary Jones	Jeff Lorenger	Larry Porcellato	Dhanusha Sivajee	Abbie Smith	Brian Stern	Ron Waters
Accounting / Financial Reporting / Auditing / Finance / Capital Structure		●	●						●		●
People and Organizational Development			●		●	●		●			
CEO / Executive Management / Public Company	●	●	●	●	●	●	●			●	●
Consumer / Marketing				●		●	●	●		●	
Corporate Governance / Risk Management / Legal	●		●		●	●			●		●
Technology / Digital / Data / E-Commerce						●	●	●	●		
International		●		●	●			●		●	●
Manufacturing / Engineering / Lean Operations	●			●		●					
Distribution / Fulfillment / Supply Chain	●			●		●	●			●	

Board Diversity

Ethnicity
South Asian
Latin
Caucasian

Gender
Women
Men

Age
40's
50's
60's
70's

Average Age = 60.3 years

Tenure
0-5 Years
10+ Years

Average Tenure = 11.7 years

Independence
Independent
Non-Independent

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Director Independence
Under the Corporate Governance Guidelines, at least three-fourths of the directors must be considered independent under the NYSE rules and applicable law. The Board has adopted categorical independence standards to assist it in making independence determinations regarding its directors. These categorical independence standards are contained in our Corporate Governance Guidelines, available at hnicorp.com/investors/corporate-governance.

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The Board has determined all of the directors except for the Corporation's CEO are independent under NYSE rules and applicable law because they have no material relationship with the Corporation that would impair their independence.

Director Biographies

The following biographies describe the skills, qualities, attributes and experience of each director serving on the current Board. The Board believes the directors possess the appropriate mix of diversity in terms of gender, age, ethnicity, skills, business experience, service, and viewpoints and considers the directors, including those directors being nominated for reelection to the Board at the Annual Meeting, to be highly qualified for service due to a variety of factors reflected in each director's education, areas of expertise, and experience serving on boards of directors of other organizations during the past five years.

Miguel M. Calado, age 64, has been a director of the Corporation since August 2004. Mr. Calado has been Chairman and President of the WY Group and as an employee of WY Group (USA) Inc. since April 2017, and he also serves as a director of Nanoform Finland Limited, an international drug particle engineering company. From 2014 to April 2017, Mr. Calado was Vice President, Corporate Development and President of the iMax Diagnostic Imaging Business Unit of Hovione SA, an international fine chemicals company. From 2006 to 2014, he was the Vice President and Chief Financial Officer of Hovione. He has been President of GAMCAL, LLC, an investment company, since 2006. Mr. Calado brings to the Board extensive international, general management, manufacturing and financial expertise derived primarily from his previous service as Chief Financial Officer of an international manufacturing company and prior service in various roles at several large, packaged and consumer goods public companies. These roles and companies include Executive Vice President and President, International for Dean Foods Company and several international finance roles for PepsiCo, Inc., including Senior Vice President, Finance and Chief Financial Officer, PepsiCo Foods International. Mr. Calado currently serves as a member of the Governance Committee. Although Mr. Calado does not serve on the Audit Committee, he qualifies as an "audit committee financial expert."

Cheryl A. Francis, age 66, has been a director of the Corporation since May 1999. Ms. Francis has been an independent business and financial advisor since 2000 and the Co-Chairman of the Corporate Leadership Center, a not-for-profit organization focused on developing tomorrow’s business leaders, since 2008. Previously, from 2002 to 2008, she was the Vice Chairman of the Corporate Leadership Center. Ms. Francis is a director of Aon plc, a leading global professional services firm providing a broad range of risk, retirement and health solutions, and Morningstar, Inc., a leading provider of independent investment research in North America, Europe, Australia and Asia. Ms. Francis brings to the Board significant financial expertise based primarily on her prior role as Chief Financial Officer of R.R. Donnelley & Sons Company and service on the audit and finance committees of other public companies. She also brings to the Board corporate governance experience through her service on the compensation and governance committees of other public companies, and executive leadership development experience based on Corporate Leadership Center work with CEOs, leading academic institutions and corporate executives. She currently serves on the Corporation’s Governance Committee. Although Ms. Francis does not serve on the Audit Committee, she qualifies as an "audit committee financial expert."

John R. Hartnett, age 59, has been a director of the Corporation since August 2016. Mr. Hartnett is an Executive Vice President at Illinois Tool Works Inc. (ITW), a Fortune 200 global multi-industrial manufacturing leader with seven industry-leading business segments. Mr. Hartnett has been with ITW for 37 years and currently heads its Welding segment. He has extensive engineering, marketing, manufacturing and management experience from his numerous business roles at ITW including his most recent role as head of ITW's Construction Products segment. Mr. Hartnett currently serves on the Compensation Committee.

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Dhanusha Sivajee, age 42, has been a director of the Corporation since July 2019. Ms. Sivajee is the Chief Marketing Officer of The Knot Worldwide, the leading digital wedding planning marketplace, operating in over 15 countries across the globe. Its family of lifestyle brands inspire, inform and celebrate life’s biggest milestones.  Ms. Sivajee has been with The Knot Worldwide since 2014. Previously, Ms. Sivajee was Chief Marketing Officer at AOL Brand Group; Vice President of Global Marketing at Bloomberg Mobile; and Director, Advanced Product and Digital Marketing at Home Box Office. Ms. Sivajee brings to the Board extensive strategically-driven marketing and transactional marketplace experience from over 20 years working across media and e-commerce industries. Ms. Sivajee currently serves on the Governance Committee.

Brian E. Stern, age 72, has been a director of the Corporation since July 1998. Mr. Stern has been a director of Starboard Capital Partners, LLC, since July 2007. He is a director and investor in Blackrock Microsystems LLC (Utah). Previously, from 2004 to June 2007, Mr. Stern was the Senior Vice President, Xerox, Fuji Xerox Operations of Xerox Corporation, a developer, marketer, manufacturer, financier and servicer of document processing products and services. Mr. Stern brings to the Board significant knowledge of the office products and office supplies industry and expertise in product development, sales and marketing. He also has substantial experience in international operations, manufacturing, channels of distribution and general management. During 2019, Mr. Stern served as the Chair of the Governance Committee.

Mr. Calado, Ms. Francis, Mr. Hartnett, Ms. Sivajee, and Mr. Stern comprise a class of directors whose terms will expire at the Annual Meeting. Mr. Calado, Ms. Francis, Mr. Hartnett and Ms. Sivajee have been nominated for reelection to the Board. Mr. Stern will retire.

Mary A. Bell, age 59, has been a director of the Corporation since November 2006. Ms. Bell has also served as a director of Husco International Inc. since November 2015 and as a director of PPC Partners since June 2019. Prior to her retirement in July 2015, Ms. Bell was a Vice President of Caterpillar, the world's leading manufacturer of construction and mining equipment, diesel and natural gas engines, industrial gas turbines and diesel-electric locomotives. From 2004 to 2007, she was the Vice President of Caterpillar's Logistics Division and served as Chairman and President of Cat Logistics Services, Inc., formerly a wholly owned subsidiary of Caterpillar. Ms. Bell brings to the Board considerable logistics, manufacturing and dealer channel expertise and general management experience derived primarily from her service in various roles at Caterpillar. She currently serves as Chair of the Compensation Committee.

Mary K.W. Jones, age 51, has been a director of the Corporation since February 2016. Ms. Jones serves as Senior Vice President, General Counsel & Worldwide Public Affairs of Deere & Company ("Deere"), a world-leading provider of advanced products and services for agriculture, construction, forestry and turf care. From 2010 through 2012, she served as Deere's Vice President, Global Human Resources. Ms. Jones brings to the Board significant risk management, corporate governance and general legal expertise, derived largely from her role leading the Deere compliance and legal functions. In addition, she brings to the Board significant expertise in the areas of talent strategy, executive succession planning and compensation, derived from her former role as Deere's Vice President, Global Human Resources. Ms. Jones currently serves as a member of the Compensation Committee.

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Ronald V. Waters, III, age 67, has been a director of the Corporation since November 2002. Mr. Waters has been an independent business consultant since 2010. Previously, from 2009 to 2010, he was a director and the President and Chief Executive Officer of LoJack Corporation, and from 2007 to 2008, he was a director and the President and Chief Operating Officer of LoJack. He is a director of Fortune Brands Home & Security, Inc., an industry-leading home and security products company, and Paylocity Corporation, a leading software provider of cloud-based payroll and human capital management software. From 2012 to January 2015, Mr. Waters was a director of Chiquita Brands International, Inc. Mr. Waters brings to the Board chief executive officer experience through his former role as Chief Executive Officer of LoJack and significant finance expertise derived primarily from his service on the audit committee of two other public companies and previous roles as Chief Operating Officer at two public companies, Chief Financial Officer at Wm. Wrigley Jr. Company, Controller at The Gillette Company and partner of a large public accounting firm. He has extensive outside audit experience. Mr. Waters also brings to the Board international, law and information technology expertise derived primarily from his service in various roles at several large public companies. Mr. Waters currently serves on the Audit Committee, and qualifies as an "audit committee financial expert."

Ms. Bell, Ms. Jones and Mr. Waters comprise a class of directors whose terms will expire at the Corporation's 2021 annual meeting of the shareholders.

Larry B. Porcellato, age 61, has been a director of the Corporation since August 2004. He was elected Chairman in January 2019, and held that position through February 12, 2020, when he was appointed to serve as Lead Director of the Board. Mr. Porcellato previously served as Lead Director from May 2017 through December 2018. From 2009 to July 2014, Mr. Porcellato was the Chief Executive Officer of The Homax Group, Inc. (Homax), a leading specialty application consumer products supplier to the home care and repair markets. Previously, from February 2007 to December 2008, he was an independent business consultant and, from 2002 to January 2007, he was the Chief Executive Officer of ICI Paints North America (ICI Paints). Mr. Porcellato is a director of OMNOVA Solutions, Inc., an innovator of emulsion polymers, specialty chemicals and decorative and functional surfaces, and a former director of privately held PSAV Holding LLC, an international, full-service technology in-house audiovisual provider. Mr. Porcellato brings to the Board chief executive officer experience in the building products industry through his former leadership of Homax and his former role as Chief Executive Officer of ICI Paints and financial expertise derived primarily from his service on the audit committee of another public company and previous finance and division leadership roles at other public companies. He also brings to the Board international and marketing expertise derived primarily from his service in various international and marketing roles at Rubbermaid Incorporated and Braun Canada Inc. and corporate governance experience through his service on the compensation and governance committees of another public company. During 2019, Mr. Porcellato served as a member of the Audit Committee.

Abbie J. Smith, age 66, has been a director of the Corporation since July 2000 and served as the Lead Director May 2014 to May 2017. Since 1999, Ms. Smith has been a Chaired Professor at the University of Chicago Booth School of Business, a national leader in higher education, and is currently the Boris and Irene Stern Distinguished Service Professor of Accounting and James S. Ely, III Faculty Fellow. She is a director of DFA Investment Dimensions Group Inc., Dimensional Investment Group Inc., and a trustee of The DFA Investment Trust Company and the Dimensional Emerging Markets Value Fund, and a director of the Ryder System, Inc., a commercial transportation, logistics and supply chain management solutions company. Ms. Smith is also a trustee of The UBS Funds (Chicago), UBS Relationship Trust, and SMA Relationship Trust. Ms. Smith brings to the Board considerable financial and corporate governance expertise based primarily on her extensive research and teaching at the University of Chicago and her service on mutual fund complex and other public company audit, performance, finance and nominating committees. Ms. Smith currently serves as Chair on the Corporation's Audit Committee, and qualifies as an "audit committee financial expert."

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Jeffrey D. Lorenger, age 54, the Corporation's President and Chief Executive Officer, has been a director since April 2018.  On February 12, 2020, Mr. Lorenger was elected to serve as Chairman of the Board.  Mr. Lorenger has worked for the Corporation for over 20 years and prior to his current role as President, Chief Executive Officer and Chairman, held multiple executive level positions including as President, Office Furniture, from 2017 to 2018; President, Contract Furniture, from 2014 to 2017; and President, Allsteel from 2008 to 2014. Jeff has also held positions as Vice President, Sales and Marketing, The HON Company ("HON"); and Vice President, General Counsel and Secretary for HNI Corporation.

Mr. Porcellato, Ms. Smith and Mr. Lorenger comprise a class of directors whose terms will expire at the Corporation's 2022 annual meeting of the shareholders.

In addition to the directors above, Stan Askren served as a director and Chairman during the Corporation's 2019 fiscal year until the date of his retirement from both positions effective December 31, 2018.

Committee Membership

The following table identifies the current committee members. As discussed above, the Board has determined that each member of the Audit Committee, the Compensation Committee and the Governance Committee is an independent director in accordance with the NYSE rules and applicable SEC rules.

Director	Audit Committee	Human Resources and Compensation Committee	Public Policy and Corporate Governance Committee
Mary Bell		●
Miguel Calado			●
Cheryl Francis			●
John Hartnett		●
Mary Jones		●
Jeff Lorenger
Larry Porcellato	●
Dhanusha Sivajee			●
Abbie Smith	●
Brian Stern			●
Ronald Waters	●

● Committee Chair
● Committee member

DIRECTOR COMPENSATION

The Governance Committee is responsible for annually reviewing the compensation paid to directors that are not members (i.e., employees) of the Corporation ("non-employee directors") for service on the Board and for recommending changes in compensation to the Board, if appropriate. The Corporation's CEO does not receive any compensation for his services as a director. The Board is responsible for approving director compensation based on recommendations by the Governance Committee. Neither the Governance Committee nor the Board delegates its authority with respect to setting director compensation to any other person or group. However, the Corporation's management may, at the request of the Governance Committee, assist the Governance Committee in its review of director compensation, which may include recommending changes to compensation. Although it has not done so recently, the Governance Committee has authority to retain a consultant to assist in the evaluation of the compensation and benefits for directors and to approve the consultant's fees and other retention terms.

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Each non-employee director receives an annual retainer of $180,000, of which $70,000 is paid in cash in equal installments of $17,500 after each quarterly Board meeting and $110,000 is paid in the form of common stock issued under the 2017 Equity Plan for Non-Employee Directors ("Equity Plan") following the May Board meeting. In 2019, each non-employee director received:

•	a cash installment payment of $16,750 after the February Board meeting and $17,500 after each of the May, August and November Board meetings; and

•	a $110,000 Common Stock grant after the May Board meeting.

In 2019, the Chairman received an additional annual retainer of $125,000, of which $75,000 is paid in stock and $50,000 is paid in cash. The Chairman's stock portion of the retainer is paid annually after the May meeting, and the cash portion of the retainer is paid in equal installments after each quarterly Board meeting.

The Chair of the Audit Committee receives an additional annual retainer of $15,000. The Chairs of the Compensation Committee and Governance Committee each receive an additional annual retainer of $10,000. Cash retainers for the Chairs are paid in equal installments after each quarterly Board meeting. Directors are also reimbursed for travel and related expenses incurred to attend meetings.

The Corporation's policy with regard to common stock ownership by non-employee directors is for each director to own common stock with a market value of five times or more the cash portion of the annual retainer. To promote common stock ownership, non-employee directors are required to receive one-half of the cash portion of their annual retainer in the form of shares of common stock to be issued under the Equity Plan or, to the extent the director participates in the Corporation's Directors Deferred Compensation Plan ("Directors Deferred Plan"), in the form of nonvoting share units to be credited to the director's account under the Directors Deferred Plan. This requirement does not, however, apply to any director owning common stock with a market value of five times or more the cash portion of the annual retainer.

Under the Equity Plan, non-employee directors may elect to receive all or a portion of their cash retainers in the form of shares of common stock. Under the Directors Deferred Plan, each director has the opportunity to defer up to 100% of their retainers. Amounts can be deferred to a cash account earning interest at a rate set each year at 1% above the prime interest rate or to the Corporation's notional stock account in the form of nonvoting share units that fluctuate in value based on the price increase or decrease of common stock and earn dividends distributed to all shareholders. The dividends are automatically reinvested for each participant to acquire additional nonvoting shares units. For any cash compensation deferred to the Corporation's notional stock account, the number of nonvoting share units is determined by dividing the amount of the compensation by the fair market value of a share of common stock on the date the compensation would have otherwise been paid. Each director participating in the Directors Deferred Plan elects, on an annual basis, the date or dates of distribution (i.e., a director can elect a lump-sum distribution or distribution via annual installments not to exceed 15) of any amounts they defer. In addition, each non-employee director is eligible to receive awards of stock options to purchase common stock, restricted stock or common stock grants, or any combination thereof, under the Equity Plan in amounts authorized by the Board.

In May 2019, Larry Porcellato was granted 5,750 shares of common stock, Dhanusha Sivajee was granted 2,863 shares of common stock, and each of the other non-employee directors were granted 3,012 shares of common stock under the Equity Plan. The Corporation does not have a non-equity incentive plan for non-employee directors. As of the record date, the Corporation has never issued stock options or restricted stock to the non-employee directors and all shares of common stock issued to directors in lieu of cash retainer amounts were fully vested upon issuance.

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Director Compensation for 2019

Name	Fees Earned or Paid in Cash ($) (1)	Stock Awards ($) (2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (3)	All Other Compensation ($) (4)	Total ($)
Stan Askren	—	—	—	180,000	180,000
Mary Bell	76,750	110,000	—	2,756	189,506
Miguel Calado	69,250	110,000	—	2,756	182,006
Cheryl Francis	73,000	110,000	—	2,756	185,756
John Hartnett	69,250	110,000	—	2,756	182,006
Mary Jones	69,250	110,000	—	2,756	182,006
Larry Porcellato	123,417	210,000	939	5,261	339,617
Dhanusha Sivajee	40,833	91,667	—	1,746	134,246
Abbie Smith	80,500	110,000	—	2,756	193,256
Brian Stern	79,250	110,000	—	2,756	192,006
Ronald Waters	71,750	110,000	7,920	2,756	192,426

Notes

(1)
For 2019, the independent Directors listed in the table above each earned the following fees paid in cash: Ms. Bell - $69,250 annual retainer plus $7,500 prorated retainer for service as Chair of the Governance Committee; Mr. Calado - $69,250 annual retainer; Ms. Francis - $69,250 annual retainer plus $3,750 prorated retainer for service as Chair of the Audit Committee; Mr. Hartnett - $69,250 annual retainer; Ms. Jones - $69,250 annual retainer; Mr. Porcellato - $69,250 annual retainer plus $54,167 prorated retainer for service as Chair of the Board; Ms. Sivajee - $40,833 prorated annual retainer; Ms. Smith - $69,250 annual retainer plus $11,250 prorated retainer for service as Chair of the Audit Committee; Mr. Stern - $69,250 annual retainer plus $10,000 retainer for service as Chair of the Governance Committee; and Mr. Waters - $69,250 annual retainer plus $2,500 prorated retainer for service as Chair of the Compensation Committee. Ms. Bell and Mr. Hartnett received 100% of cash retainer in the form of Common Stock under the Equity Plan, which equated to the following: Ms. Bell - 2,093 shares and Mr. Hartnett - 1,884 shares; and Ms. Sivajee received 50% of cash retainer in the form of Common Stock under the Equity Plan, which equated to 583 shares.

(2)
Represents (a) the portion of the annual retainer paid in the form of shares – a $110,000 Common Stock grant authorized by the Board on May 7, 2019 under the Equity Plan; (b) an additional prorated retainer paid to Mr. Porcellato for services as Chairman paid in the form of shares - a $100,000 Common Stock grant authorized by the Board on May 7, 2019; and (c) the prorated portion of the annual retainer of $91,667 paid in the form of shares granted to Ms. Sivajee and authorized by the Board on August 6, 2019. In aggregate, Mr. Porcellato was issued 5,750 shares of Common Stock at a price of $36.52 (the closing price of a share of Common Stock on the date of grant, May 7, 2019) for a total grant date fair value of $209,990, as computed in accordance with FASB Accounting Standards Codification Topic 718. The difference between the $210,000 Common Stock grant authorized by the Board and the actual value of Common Stock issued was approximately $10, which was paid in cash to Mr. Porcellato. Ms. Sivajee was issued 2,863 shares of Common Stock at a price of $32.01 (the closing price of a share of Common Stock on the date of grant, August 6, 2019) for a total grant date fair value of $91,645, as computed in accordance with FASB Accounting Standards Codification Topic 718. The difference between the $91,667 Common Stock grant authorized by the Board and the actual value of Common Stock issued was approximately $22, which was paid in cash to Ms. Sivajee. Each remaining independent director serving on the Board as of May 7, 2019 was issued 3,012 shares of Common Stock at a price of $36.52 (the closing price of a share of Common Stock on the date of grant, May 7, 2019) for a total grant date fair value of $109,998, as computed in accordance with FASB Accounting Standards Codification Topic 718. The difference between the $110,000 Common Stock grant authorized by the Board and the actual value of Common Stock issued was approximately $2. As the Corporation only issues fractional shares under the Directors Deferred Plan, and not under the Equity Plan, the Corporation paid each independent Director serving on the Board as of May 7, 2019, $2 in cash. There are no unexercised option awards or unvested stock awards outstanding as of the end of 2019 for any of the Directors.

(3)
Includes above-market interest earned on cash compensation deferred under the Directors Deferred Plan. Interest on deferred cash compensation is earned at one percent over the prime rate. Above-market earnings represent the difference between the interest earned under the Directors Deferred Plan and 120% of the applicable federal long-term rate. Above-market interest earned by Mr. Porcellato is for cash compensation deferred prior to January 1, 2007, and interest earned by Mr. Waters is for cash compensation deferred prior to January 1, 2010.

(4)	Includes dividends earned on 2019 Common Stock grants and consulting payments to Mr. Askren in the amount $180,000 pursuant to the terms of a Consulting Agreement dated November 7, 2018.

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PROPOSAL NO. 1 - ELECTION OF DIRECTORS

Proposal Summary

The Board has nominated directors Miguel Calado, Cheryl Francis, John Hartnett and Dhanusha Sivajee to be elected to serve on the Board, each for a term of 3 years expiring at the 2023 annual meeting of the shareholders and until their successors are duly elected and qualified.

Each nominee currently serves on the Board and has been determined to be independent under the NYSE listing standards, categorical independence standards adopted the Board contained in our Corporate Governance Guidelines, and the applicable SEC rules. There are no family relationships between the Corporation's executive officers and directors.

The nominees elected as directors at the Annual Meeting will hold office for the indicated term or until their respective successors are elected and qualified, subject to their prior death, resignation or removal.

The Corporation believes each nominee listed above will be available to serve if elected. However, if any one of them becomes unavailable, the persons named as proxies have discretionary authority to vote for a substitute chosen by the Board. Any vacancies not filled at the Annual Meeting may be filled by the Board.

Required Vote

Election of the nominees as directors requires the affirmative vote of the holders of a majority of the outstanding shares voted at the Annual Meeting. Abstentions and broker non-votes will not be counted as votes cast either "for" or "against" a nominee's election.

Recommendation of the Board

The Board recommends a vote "FOR" the election of each of the director nominees.

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Audit Committee Matters

AUDIT COMMITTEE REPORT

The Audit Committee consists of three members: Abbie J. Smith, who serves as Chair of the Audit Committee, Larry B. Porcellato, and Ronald V. Waters III. Each member is an independent director under NYSE and the SEC rules. The Audit Committee operates under a written charter adopted by the Board. A copy of the charter is available at hnicorp.com/investors/corporate-governance.

The Audit Committee has responsibility for selecting and evaluating the independent audit firm, which reports directly to the Audit Committee, overseeing the performance of the Corporation’s internal audit function, and assisting the Board in its oversight of enterprise risk management including privacy and data security.

Management has primary responsibility for the Corporation’s consolidated financial statements and the overall reporting process, for maintaining adequate internal control over financial reporting and, with the assistance of the Corporation’s internal auditors, for assessing the effectiveness of the Corporation’s internal control over financial reporting. KPMG LLP ("KPMG"), the Corporation’s independent registered public accounting firm since 2015, is responsible for performing an independent audit of the Corporation’s consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (“PCAOB”), expressing an opinion as to the conformity of the consolidated financial statements with generally accepted accounting principles in the United States, and auditing management’s assessment of the effectiveness of internal control over financial reporting. The Audit Committee’s responsibility is to monitor and oversee these processes and work with KPMG's lead partner, who was appointed in 2015.

The Audit Committee also oversees management’s processes to identify and quantify material risks facing the Corporation, including risks disclosed in the Corporation’s Annual Report on Form 10-K. The Audit Committee meets regularly with the internal auditors and KPMG, with and without management present, to discuss the results of their examinations, the evaluation of the Corporation’s internal control over financial reporting and the overall quality of the Corporation’s accounting.

Management represented to the Audit Committee the Corporation's consolidated financial statements for fiscal year ended December 28, 2019 were prepared in accordance with generally accepted accounting principles. The Audit Committee has reviewed and discussed the consolidated financial statements with management and KPMG. Management has also represented it has assessed the effectiveness of the Corporation’s internal control over financial reporting, and has determined that, as of December 28, 2019, the Corporation maintained effective internal control over financial reporting. The Audit Committee has reviewed and discussed with management and KPMG this assessment. The Audit Committee has also discussed with KPMG its evaluation of the accounting principles, practices and judgments applied by management, and any items required to be communicated to it by KPMG in accordance with regulations promulgated by the SEC and the PCAOB including the matters required to be discussed by PCAOB Auditing Standard No. 1301.

The Audit Committee received and reviewed the written disclosures and the letter from KPMG required by the PCAOB regarding KPMG's communications with the Audit Committee concerning independence and discussed with KPMG its independence. The Audit Committee also concluded the provision of non-audit services by KPMG is compatible with maintaining their independence.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board the consolidated financial statements referred to above be included in the Corporation's Annual Report on Form 10-K for the year ended December 28, 2019.

Audit Committee
Abbie J. Smith, Chair
Larry B. Porcellato
Ronald V. Waters III

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AUDIT AND NON-AUDIT FEES

The following table sets forth the fees paid by the Corporation's independent registered public accounting firm KPMG for fiscal 2019 and fiscal 2018:

Fee Category	Fiscal 2019	Fiscal 2018
Audit Fees (1)	$1,800,000	$1,850,000
Audit-Related Fees (2)	—	—
Tax Fees (3)	163,750	24,958
All Other Fees (4)	650	27,390
Total	$1,964,400	$1,902,348

(1)
Audit Fees relate to professional services provided in connection with the audit of the Corporation's annual financial statements and internal control over financial reporting, review of quarterly financial statements and audit services provided in connection with other statutory and regulatory filings or engagements.

(2)	Audit-Related Fees relate to professional services provided that are reasonably related to the performance or review of the Corporation's financial statements.

(3)	Tax Fees relate to professional services provided in connection with tax compliance, and tax consulting and planning services.

(4)	All Other Fees relate to professional services provided other than the services reported in the categories above.

PRE-APROVAL OF AUDIT AND NON-AUDIT SERVICES

The Audit Committee is responsible for the negotiation and approval of all audit and non-audit engagement fees, terms and services. The Audit Committee has policies and procedures requiring pre-approval by the Audit Committee of any engagement of our independent registered public accounting firm to perform audit or permissible non-audit services. Between Board meetings, the Audit Committee may delegate to one or more members of the Audit Committee the authority to pre-approve such services. The delegated member or members must report any such pre-approvals to the Audit Committee at its next scheduled meeting. All services performed by KPMG in 2019 were pre-approved by the Audit Committee.

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PROPOSAL NO. 2 - RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Proposal Summary

The Audit Committee has re-appointed KPMG LLP ("KPMG") as the Corporation's independent registered public accounting firm for 2020. KPMG has served as the Corporation's independent registered public accounting firm since 2015. In order to ensure continuing auditor independence, the Audit Committee periodically considers whether there should be a regular rotation of the audit firm.

Based on its most recent evaluation of KPMG, the members of the Audit Committee believe the retention of KPMG is in the best interest of the Corporation and its shareholders. At the Annual Meeting, the Board proposes shareholders ratify the appointment of KPMG as the Corporation’s independent registered public accounting firm for the ending January 2, 2021. Although shareholder ratification is not required by the By-laws or otherwise, the Corporation is submitting the selection of KPMG to its shareholders to permit shareholders to participate in this important decision. If the shareholders fail to ratify the Audit Committee's selection of KPMG, the Audit Committee will reconsider the selection.

Representatives of KPMG will be present at the Meeting, have an opportunity to make a statement if they so desire and be available to respond to appropriate questions.

Recommendation of the Board

The Board recommends a vote "FOR" ratification of KPMG as independent registered public accounting firm.

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Executive Compensation

PROPOSAL NO. 3 - ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION

Proposal Summary

In accordance with the requirements of Section 14A of the Exchange Act and the related rules of the SEC, shareholders have the opportunity to cast an annual advisory vote to approve named executive officer compensation as disclosed pursuant to the compensation disclosure rules of the SEC, which includes the Compensation Discussion & Analysis ("CD&A"), the compensation tables and the accompanying narrative disclosures.

The Corporation encourages shareholders to read the CD&A and other sections of this Proxy Statement describing how the Corporation's executive compensation program operates. The Compensation Committee and the Board believe the Corporation’s compensation program is effective in long-term shareholder value creation and contributing to the Corporation’s continuing success.

Accordingly, shareholders are asked to approve the following resolution at the Annual Meeting:
RESOLVED, the shareholders approve, on an advisory basis, the compensation of the named executive officers as disclosed in this Proxy Statement pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, compensation tables and narrative discussion.

As an advisory vote, this proposal is not binding on the Corporation, the Board or the Compensation Committee. However, the Compensation Committee and the Board value the opinions expressed by our shareholders on this proposal and will carefully consider the outcome of this vote when making future compensation decisions for the named executive officers.

Required Vote

The affirmative vote of the holders of a majority of the outstanding shares voted at the Annual Meeting is required to adopt the resolution. Abstentions and broker non-votes will not be counted for purposes of determining whether this Proposal has received sufficient votes for approval.

Recommendation of the Board

The Board recommends a vote "FOR" adoption of the resolution approving the compensation of the named executive officers.

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COMPENSATION DISCUSSION AND ANALYSIS

Our Compensation Discussion and Analysis ("CD&A") describes the key features of our executive compensation program and the Compensation Committee's approach in deciding 2019 compensation for our Named Executive Officers:

Name	Position
Jeffrey D. Lorenger	President and Chief Executive Officer, HNI Corporation
Marshall H. Bridges	Chief Financial Officer; Senior Vice President, HNI Corporation
Vincent P. Berger	President, Hearth & Home Technologies; Executive Vice President, HNI Corporation
B. Brandon Bullock	President, The HON Company
Kurt A. Tjaden	President, HNI International; Senior Vice President, HNI Corporation

This CD&A is divided into four parts:

1.	Executive Compensation Overview

2.	Executive Compensation Objectives and Governance

3.	Executive Compensation Elements

4.	Additional Compensation Programs and Policies

1. Executive Compensation Overview

Primary Compensation Elements

The primary elements of our compensation program are base salary, and annual and long-term performance-based incentive opportunities. These primary elements were chosen to attract the best talent and drive long-term shareholder value creation.

Element	Description	Purpose
Base Salary (see page 23)	Annual cash compensation.	Compensation for expected day-to-day responsibilities. Pay adjustments are based on capabilities, responsibilities and market factors.
Annual Incentive Opportunity (see page 24)	Targeted variable compensation equal to a percentage of base salary paid once per year and based 80% on financial performance and 20% on individual objectives.	Focus executives on annual performance goals, typically financially driven.
Long-term Incentive Opportunity (see page 26)	Variable performance compensation typically in the form of stock options and cash earned at the end of a three-year period based on economic profit goals (see page 21 for 2020 plan design changes).	Align executives' decisions with long-term shareholder value creation. Promote executive retention.

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Other Key Compensation Practices

The Human Resources and Compensation Committee ("Compensation Committee") regularly reviews developments in executive compensation and governance and adjusts our practices and policies.

HNI Compensation Practices
What We Do
Pay for performance	✓	A large majority of executive compensation is based on achievement of long-term value creation.
Stock ownership guidelines	✓	Stock ownership guidelines require the CEO to hold shares valued at 5x base salary and other Named Executive Officers at 3x base salary.
Double trigger change in control	✓	Both a change in control and involuntary termination are required for the change in control agreement to take effect.
Clawback policy	✓	Performance-based compensation, under certain circumstances, will be canceled or reclaimed if an executive engages in fraud or financial misconduct.
Anti-hedging policy	✓	Officers and directors are prohibited from engaging in hedging or pledging transactions with respect to HNI stock.
Independent compensation consultants	✓	The Compensation Committee engages independent compensation consultants who work only for the Committee, and not for management.
Annual shareholder Say on Pay	✓	The Corporation holds an annual advisory vote regarding Named Executive Officer compensation.
Annual compensation risk assessment	✓	The Compensation Committee reviews a risk assessment of the Named Executive Officer compensation program every year.
What We Don't Do
No employment contracts	✗	Neither the CEO nor any other Named Executive Officers have an employment contract.
No perquisites	✗	Consistent with its longstanding culture, the Corporation does not offer any perquisites to Name Executive Officers, other than standard relocation assistance.
No excise tax gross-ups	✗	No executives are eligible for excise tax gross-ups.
No repricing of underwater options	✗	Underwater options are not repriced or replaced.
No dividends on unearned restricted stock units	✗	Dividends are not paid on unearned restricted stock units.
No supplemental executive benefits	✗	Executive officers are not offered additional benefits beyond those generally available to all members.

Say on Pay Vote Results

At the 2019 Annual Meeting, over 97% of the advisory votes cast by shareholders were in favor of the compensation program for Named Executive Officers. The Compensation Committee carefully considers say on pay votes in setting the compensation of Named Executive Officers.

Even with the significant support from shareholders on say on pay votes, the Corporation continues to engage with shareholders to discuss their views of the executive compensation program. In addition to the annual shareholder engagement process, the Compensation Committee also engaged an independent compensation consulting firm, Exequity LLP, to assist with a thorough review of the Corporation's executive compensation policies and programs. The purpose of this review was to benchmark the Corporation's design versus market practice, evaluate current programs with respect to trends and corporate governance best practices, and identity ways, if any, to strengthen shareholder alignment.

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Compensation Program Changes for 2020

The Board, Compensation Committee, and Corporation made significant changes to the executive compensation program for 2020 (as described in the following table).

Topic	Action	Rationale
Long-Term Incentive Plan
The current long-term performance cash plan will be replaced with Performance Share Units ("PSUs") granted under the Stock Based Compensation Plan. Performance will be measured against a 3-year cumulative Economic Profit goal.

The change in long-term incentive vehicles emphasizes shareholder alignment, strengthens retention of executives, and is supported by market practice. The weighting increase to 50% performance awards and payment of dividends on earned equity awards further aligns the interests of executives with the interests of shareholders.

The Corporation will move away from granting Stock Options and will grant time-based Restricted Stock Units ("RSUs").
Long-Term Incentives granted to all executives, including the Named Executive Officers, will be split 50% PSUs and 50% RSUs, resulting in 50% of the award now being performance based.
PSUs and RSUs will accrue and pay dividends at the time earned shares are distributed to participants.
Annual Incentive Plan	The financial portion (80%) of the Annual Incentive Plan award will be measured against EBIT goals.
The use of EBIT continues to align with strategic objectives by motivating and incenting profitable growth, is highly correlated to short and long-term shareholder value creation and aligns with peer group practices.

Peer Group	The peer group will be revised to remove Carlisle Companies Incorporated and Snap-On Incorporated, and add ACCO Brands and Hillenbrand.	These changes further align the Corporation to its peer group when evaluating revenue size and market cap.

Compensation Program Changes in 2019

The Board, Compensation Committee and Corporation did not make any structural changes to the executive compensation programs in 2019.

2. Executive Compensation Objectives and Governance

Philosophy and Objective

The Corporation's Board believes in aligning the compensation of the Corporation's leadership with creating long-term value for shareholders and other important stakeholders, including members and customers. Governance of the executive compensation program, including hands-on involvement of the Compensation Committee, is guided by this principle.

Pay for Performance

The executive compensation program for 2019 highlights the Corporation's pay for performance philosophy, with a large majority of each senior executive's compensation tied to the achievement of long-term value creation, awarded through performance-based annual and long-term awards and stock options.

The Corporation believes economic profit is a strong indicator of long-term shareholder value creation and in 2019 used economic profit to measure financial performance goal achievement under the annual and long-term incentive plans. Economic profit is defined as after-tax operating profit less a charge for average invested capital. Economic profit promotes the simultaneous optimization of growth, earnings and capital efficiency.

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Pay Mix

For 2019, the target compensation mix for the CEO and other Named Executive Officers is shown below. Approximately 82% of CEO compensation and 68% of all other Named Executive Officers compensation is considered variable based on achieving financial and strategic objectives.
Compensation Committee and Independent Directors

The Compensation Committee is responsible for the oversight of the Corporation's executive compensation programs. The Compensation Committee reviews and recommends to the Board for approval by the independent Directors all elements of the CEO's compensation. For the other Named Executive Officers, the Compensation Committee considers recommendations from the CEO and approves all elements of compensation except equity grants, which the Compensation Committee recommends for approval by the independent directors.

The Corporation's Member and Community Relations Department, Office of the General Counsel, and Finance Department support the Compensation Committee and the Board in a variety of ways related to executive compensation, including conducting executive compensation benchmarking, preparing compensation-related materials and providing updates on corporate governance laws and best practices.

The Compensation Committee occasionally retains outside compensation consultants to provide recommendations for structuring and designing the Corporation's executive compensation program, selecting a peer group for benchmarking, and establishing competitive incentive award targets.  The Compensation Committee engaged Frederic W. Cook & Co., Inc. (“FW Cook”) to serve as the compensation consultant in 2019 to review CEO compensation. The Compensation Committee determined, based on an analysis of relevant factors including those required by the SEC, FW Cook did not have a conflict of interest in providing services to the Compensation Committee. The Compensation Committee also engaged Exequity, LLP in 2019 to review the executive compensation incentive programs. The Compensation Committee determined, based on an analysis of relevant factors including those required by the SEC, Exequity did not have a conflict of interest in providing services to the Compensation Committee.

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Benchmarking with Market Data

CEO Benchmarking

The Compensation Committee compares CEO compensation to the below-listed peer companies. The Compensation Committee includes companies in similar industries or with a similar level of business complexity, manufacturing approach, or go-to-market structure with whom we may compete for talent. Additionally, the Compensation Committee considers the relative size of the companies, including market capitalization and net sales, business models featuring decentralized operating units, and employee headcount. The Compensation Committee maintained the same peer group used in 2018 for 2019.

Peer Group
A.O. Smith Corporation	Knoll Inc.
Actuant Corporation	Leggett & Platt, Incorporated
Armstrong World Industries, Inc.	Lennox International Inc.
Briggs & Stratton Corporation	Lincoln Electric Holdings Inc.
Carlisle Companies Incorporated	Regal Beloit Corporation
Donaldson Company, Inc.	Snap-On Incorporated
Herman Miller, Inc.	Steelcase Inc.
Kennametal Inc.	Valmont Industries

At the direction of the Compensation Committee, FW Cook conducted a comprehensive compensation analysis for chief executive officers of peer group companies ("CEO Compensation Review") in 2017. The Compensation Committee utilized the CEO Compensation Review to establish the elements and targets of Mr. Lorenger's compensation as CEO in early 2019. In late 2019, FW Cook conducted a new comprehensive compensation analysis for the chief executive officers of peer group companies, which will be used in setting CEO compensation in early 2020.

Market Data for Other Named Executive Officers

The Compensation Committee annually assesses base salary and annual and long-term incentive compensation data compiled from commercially available compensation survey reports published by Willis Towers Watson and Mercer Human Resource Consulting (collectively, the "Survey Reports").

In 2019, the Compensation Committee followed its regular process of using the Survey Reports in reviewing the elements and targets of the Named Executive Officers' compensation (except the CEO), considering the responsibilities and capabilities of each executive officer.

3. Executive Compensation Elements

Base Salary

For 2019, the base salary for each Named Executive Officer was appropriately indexed from the market median for the relevant position. Actual base salaries may be higher or lower than the market median based on the following factors, which are considered annually by the Compensation Committee (and independent directors in the case of the CEO's base salary) when determining changes in base salary:

•    demonstrated growth, development and advancement;
•    individual performance and competency; and
•    value of experience both in service to the Corporation and other experience.

The Compensation Committee conducts the CEO's annual base salary review at the February Board meeting and all independent directors participate with the Compensation Committee in this review. For other executive officers, the Compensation Committee normally approves base salary changes annually at the Board meeting prior to the anniversary date of each officer's appointment.

Based on a combination of performance, personal growth and market factors, the Compensation Committee (and with respect to the CEO's base salary, the independent directors) awarded the following base salaries:

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Name	2018 Annual Base Salary ($)	2019 Annual Base Salary ($)	Increase ($)	Increase (%)
Jeffrey D. Lorenger	900,000	927,000	27,000	3.0
Marshall H. Bridges	442,800	475,000	32,200	7.3
Vincent P. Berger	415,800	433,700	17,900	4.3
B. Brandon Bullock	375,000	391,900	16,900	4.5
Kurt A. Tjaden	472,000	486,160	14,160	3.0

The increases awarded to Messrs. Lorenger and Tjaden were generally consistent with the average increase for members across the Corporation. The increases awarded to Messrs. Bridges, Berger, and Bullock were slightly above the Corporation's average increase as a result of their continued growth and development and further alignment with market median.

Annual Incentive

The Named Executive Officers are eligible for annual incentive compensation under the Annual Incentive Plan. The Annual Incentive Plan design encourages focus by the Named Executive Officers on both annual financial achievements and individual objectives aligned with the Corporation's strategic plan.

For 2019, key features of the Annual Incentive Plan were:

Award Target as a % of Base Salary		Basis of Award Achievement
President and CEO	110%	Achievement of Financial Goals	80%
Other Named Executive Officers	75%	Attainment of Individual Objectives	20%

The CEO's annual incentive compensation award target is a greater percentage of base salary than the targets for the other Named Executive Officers because the CEO has the greatest potential impact on the Corporation’s annual performance.

The awards are paid in February following the year in which they are earned. Termination of employment other than due to death, disability, retirement or a change in control of the Corporation prior to the end of the year in which an award is earned results in loss of outstanding awards. The awards are paid in cash unless the executive requests and the Compensation Committee approves taking all or part of the payment in the form of Common Stock or the Compensation Committee determines the executive's stock ownership does not reflect appropriate progress toward the executive's ownership guideline.

Under the Annual Incentive Plan, the Corporation achieved economic profit of $37.3 million in 2019. The following table sets forth aggregate payouts under the Annual Incentive Plan for each Named Executive Officer for 2019:

Name	Annual Incentive Compensation Award Target ($)	Actual Award Payout Attributable to Financial Goals ($)	Actual Award Payout Attributable to Individual Objectives ($)	Total Payout ($)	Actual Payout as % of Target (%)
Jeffrey D. Lorenger	1,019,700	709,711	161,113	870,824	85
Marshall H. Bridges	356,250	247,950	56,288	304,238	85
Vincent P. Berger	325,275	234,198	32,528	266,726	82
B. Brandon Bullock	293,925	216,329	29,393	245,722	84
Kurt A. Tjaden	364,620	186,685	59,068	245,753	67

Each Named Executive Officer received the 2019 Annual Incentive Plan award payout in cash.

Financial Performance Goals

The Compensation Committee uses the annual financial plan, approved by the Board in February, to establish economic profit goals for the Corporation and financial goals for each core business unit. Economic profit goals are based on strategic opportunities

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with consideration of current market conditions (e.g., strength of the housing market, global economy or corporate earnings) and business opportunities (e.g., launch of new product line or integration of recently acquired business).

Payout ranges are set between 0% and 200% of the economic profit target with an achievement threshold of 35% to receive a minimum payout. Payout levels are expected to be between 80% and 120% of target in most years and average approximately 100% of target over time. The Compensation Committee establishes the target level of economic profit as an aggressive but achievable goal for the Corporation as a whole or any business unit based on economic and competitive conditions at the time goals are established.

Messrs. Lorenger and Bridges are eligible for awards based on the financial performance of the Corporation while Messrs. Berger, Bullock, and Tjaden are eligible for awards based on the financial performance of each executive's individual area of responsibility (one or more business units). This structure aligns executives' interests with the financial performance of their relevant areas of responsibility.

For 2019, the economic profit goal for the Corporation was $42.8 million, and actual economic profit achievement was $37.3 million, resulting in 87% payout. The financial component of Messrs. Lorenger and Bridges' annual incentive compensation award is based on the achievement of the economic profit goals of HNI Corporation.

Economic Profit Achievement ($M)	Financial Component of Annual Incentive Compensation Award – Payout (%)
Less than 16.0	0
16.0	35
42.8	100
56.3	200

The financial component of Mr. Berger's annual incentive compensation award is based on the achievement of the economic profit goals of the Corporation's Hearth & Home Technologies ("HHT") operating unit. The financial component of Mr. Tjaden's annual incentive compensation award is based on achievement of economic profit goals of the Corporation's Lamex operating unit. The financial component of Mr. Bullock's annual incentive compensation award for 2019 is based on achievement of economic profit goals of the Corporation's HON operating unit. The Corporation considers the financial goals and achievements of these business units competitively sensitive and does not disclose them, or individual operating company results, publicly.

As for all Named Executive Officers, the financial performance goals for Messrs. Berger, Bullock, and Tjaden are set aggressively and require superior performance by the officers and their corresponding business units and areas of responsibility. Nonetheless, because the Corporation and Board expect superior performance on a consistent basis, Messrs. Berger, Bullock, and Tjaden are expected to achieve 100% of target over time on the financial component of their respective annual incentive compensation awards under the Annual Incentive Plan.

Individual Objectives

Each Named Executive Officer's individual objectives are based on broad strategic objectives of the Corporation or one or more operating units and are defined and measured within the year. The independent Directors annually review and approve the CEO's individual objectives. The CEO annually reviews and approves the individual objectives of each other Named Executive Officer.

In 2019, Messrs. Lorenger and Bridges' individual objectives were based on the organic sales growth targets of the Corporation and on the success of the Corporation's new product development organization initiative. Messrs. Berger and Bullock's individual objectives were based on organic sales growth targets of their respective operating units and on the success of the Corporation's new product development organization initiative. Mr. Tjaden's individual objectives were based on the organic sales growth targets of the Corporation's HNI India and HNI Global operating units.

At year-end, the CEO evaluates Named Executive Officers' performance against their individual objectives and recommends an achievement percentage for Compensation Committee approval. Achievement percentages for individual objectives range from 0% to 125%. The independent Directors, after reviewing the CEO's self-evaluation, determine the achievement percentage of the CEO's individual objectives.

The Compensation Committee and the CEO (and with respect to the CEO, the independent directors) determined the Named Executive Officers delivered results on the stated goals resulting in attainment of individual objectives from 50% to 81%.

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Long-Term Incentive

In February 2019, 75% of each Named Executive Officer's long-term incentive compensation opportunity was granted in stock options, vesting in February 2023, and 25% was granted in performance-based cash awards earned over three annual performance periods.

Long-term incentive compensation is designed to focus executives on long-term value creation for shareholders measured by objective financial performance metrics and long-term stock price appreciation, and incent executives to remain with the Corporation. Long-term incentive compensation is provided through:

•    annual performance-based awards with rolling three-year performance periods under the Corporation's Long-Term Performance Plan; and
•    annual equity grants to select executives, including all Named Executive Officers, under the Corporation's 2017 Stock-Based Compensation Plan (the "2017 Stock Plan") and previously under the Corporation's 2007 Stock-Based Compensation Plan (together, the "Stock Plans").

The two types of long-term incentive compensation provide a balance between emphasizing financial performance (long-term performance plan awards) and stock price performance (stock options). The Compensation Committee and the Board annually evaluate and approve the participants' target awards to ensure alignment with the Corporation's incentive compensation philosophy.

The following table shows the total long-term incentive compensation award opportunities for each Named Executive Officer.

Name	Total Long-Term Incentive Compensation Target ($)	Total Long-Term Incentive Compensation Award Target (% of Annual Base Salary at Time of Award)
Jeffrey D. Lorenger	3,012,750	325
Marshall H. Bridges	712,500	150
Vincent P. Berger	623,700	150
B. Brandon Bullock	375,000	100
Kurt A. Tjaden	708,000	150

Equity Awards

For 2019, under the Stock Plans, the Board granted stock options with an exercise price equal to the closing price of a share of Common Stock on the date of grant. Annual grants typically occur at the February Board meeting. The Board may grant equity awards throughout the year for a new hire, a significant promotion or other special circumstances. The amount of income realized by an executive from an option is equal to the stock appreciation between the grant and the exercise dates, which aligns the interests of the Named Executive Officers with long-term value creation for shareholders. Stock option grants are limited to a group of executives (57 in 2019, including all Named Executive Officers) who have the ability through their leadership and strategic actions to significantly impact the Corporation's long-term performance. In its history, the Corporation has never re-priced stock options.

The Corporation uses the Black-Scholes option valuation method to calculate the number of options granted, which is based on the targeted dollar value of the award. All stock options cliff-vest after four years and expire ten years after the date of grant. Early termination of employment other than due to death, disability, retirement or a change in control of the Corporation results in forfeiture of unvested option awards and a reduction in the exercise period of vested option awards. This policy is designed to motivate executives to focus on long-term value creation and support retention. The Board granted stock options to each Named Executive Officer on February 13, 2019. The exercise price for the stock options, which is the closing price of a share of Common Stock on the date of grant, was $39.77 per share. See the following option valuation table for additional details regarding stock option awards in February 2019 for each Named Executive Officer:

Name	Targeted Value of Stock Options Granted in February 2019 ($)(1)	Stock Options Granted (#)
Jeffrey D. Lorenger	1,932,854	195,633
Marshall H. Bridges	457,108	46,266
Vincent P. Berger	400,140	40,500
B. Brandon Bullock	240,588	24,351
Kurt A. Tjaden	454,223	45,974

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Notes

(1)
The Black-Scholes option value for award purposes was $11.55 and differs from the Black-Scholes option value calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation – Stock Compensation ("FASB ASC Topic 718"), for financial statement reporting purposes ($9.88). The difference between the Black-Scholes option value for award purposes and for financial statement reporting purposes results from utilizing a ten-year option life when calculating the value of an award and a six-year expected option life when reporting the value of the award under FASB ASC Topic 718. Utilization of the ten-year option life when calculating the value of an award results in fewer options granted to executives due to the higher option value produced.

Cash Awards

Actual performance is measured each year, with one-third of the cash award earned based on economic profit achievement in each of the three years covered by the plan. Achievement for each year may range from 0% to 200% of the annual award target, with a 25% threshold level. Economic profit achievement representing a 100% payout level is established as an aggressive but achievable goal for the Corporation based on economic and competitive conditions at the time goals are established.

Under the Long-Term Performance Plan, economic profit is defined as after-tax operating profit less a charge for average invested capital, with cash normalized to a fixed amount for purposes of the calculation. This calculation differs from the Annual Incentive Plan to adjust for the length of each plan's performance period. For example, the impact of restructuring is included in the Long-Term Performance Plan calculation because the benefits can be captured during the plan's three-year performance period, but is excluded from the Annual Incentive Plan because the benefits are realized outside the one-year performance period.

The 2019-2021 Plan award covers a three-year performance period (2019, 2020 and 2021). The Compensation Committee recommended, and the Board approved, the economic profit goals for each year in the performance period in February 2019. No portion of the award will be paid out until the first quarter of 2022, and a Named Executive Officer must remain continuously employed by the Corporation (other than leaving employment as a result of death, disability, retirement or in connection with a change in control of the Corporation) through the last day of fiscal year 2021 to receive a payout.

Economic profit achieved by the Corporation in 2019 was measured against (i) the performance goal for the first year of the 2019-2021 Plan, (ii) the performance goal for the second year of the Long-Term Performance Plan for 2018-2020 (the "2018-2020 Plan") and (iii) the final year of the Long-Term Performance Plan for 2017-2019 (the "2017-2019 Plan"). For 2019, the Corporation's economic profit was:

•	$42.5 million as calculated under the 2019-2021 Plan, resulting in an earned award of 83% for 2019;

•	$41.9 million as calculated under the 2018-2020 Plan, resulting in an earned award of 38% for 2019; and

•	$29.1 million as calculated under the 2017-2019 Plan, resulting in an earned award of 0% for 2019

The difference between the economic profit for 2019 under the three plans is attributable to the use of a different tax rate (the 2017-2019 plan was set prior to the enactment of the Tax Cut and Jobs Act of 2017), the treatment of the economic profit impact of an acquisition, and use of different normalized cash levels. A discussion of the 2017-2019 and 2018-2020 Plans was contained in the 2018 and 2019 Proxy Statements, respectively. The following table represents the economic profit targets set for the 2019 year under the three plans.

2019 Economic Profit Matrix
Payout %	2019-2021 Plan ($M)	2018-2020 Plan ($M)	2017-2019 Plan ($M)
25%	15.0	37.6	82.2
100%	50.6	61.8	114.8
200%	57.0	91.6	129.5

The economic profit target and payouts for 2019 differ between the 2019-2021 Plan, 2018-2020 Plan, and the 2017-2019 Plan as a result of the Compensation Committee recommending, and the Board approving, an economic profit target for each year in a Long-Term Performance Plan at the beginning of the Long-Term Performance Plan (e.g., the 2019 economic profit target under the 2017-2019 Plan was set in February 2017). The differences in target value result primarily from changing assumptions on national and global economic performance as well as an additional year of actual performance for the Corporation.

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The Named Executive Officers earned the following amounts under the Long-Term Performance Plan based on 2019 performance:

Name	Long-Term Performance Plan	Target Award for 2019 Performance Period ($)	Actual 2019 Performance Period Achievement (%)	Award Earned for 2019 Performance Period Achievement ($)
Jeffrey D. Lorenger	2019-2021	251,063	83	208,382
	2018-2020	193,750	38	73,625
	2017-2019	81,764	0	—
	Total	526,577		282,007
Marshall H. Bridges	2019-2021	59,375	83	49,281
	2018-2020	55,350	38	21,033
	2017-2019	48,125	0	—
	Total	162,850		70,314
Vincent P. Berger	2019-2021	51,975	83	43,139
	2018-2020	48,125	38	18,288
	2017-2019	36,458	0	—
	Total	136,558		61,427
B. Brandon Bullock	2019-2021	31,250	83	25,938
	Total	31,250		25,938
Kurt A. Tjaden	2019-2021	59,000	83	48,970
	2018-2020	57,000	38	21,660
	2017-2019	55,061	0	—
	Total	171,061		70,630

4. Additional Compensation Programs and Policies

The descriptions below summarize other compensation and retirement plans in which Named Executive Officers are eligible to participate. These plans do not change significantly from year to year, and other than participation in the Supplemental Income Plan ("SIP"), do not involve annual compensation decisions by the Compensation Committee or the Board.

Supplemental Income Plan

The SIP provides a benefit to the plan's participants, including the Named Executive Officers, equal to amounts the participants would have received had the Corporation's qualified plan (i.e., 401(k) plan) and cash profit-sharing benefits not been subject to statutory compensation caps, except no income attributable to the Long-Term Performance Plan is considered. The 2019 statutory compensation limit for qualified plan and cash profit-sharing benefits was $280,000. Any compensation in excess of this limit is excluded from the eligible earnings used to calculate qualified plan and cash profit-sharing benefits. The SIP is available to select executives, approved by the Board, who consistently earn income above compensation caps on the qualified plan and cash profit-sharing benefits.

In 2019, the Compensation Committee determined all SIP benefits would be in the form of shares of common stock. The SIP shares cannot be transferred while the participant is employed by the Corporation. The number of shares of common stock is calculated by dividing the amount of the benefit by the closing price of a share of common stock on the date the benefit is paid, with cash payable in lieu of a fractional share. Participation in the SIP is provided to assure overall competitiveness of the executive compensation program.

Deferred Compensation Plan

Executives eligible for compensation under the Annual Incentive Plan, which include all Named Executive Officers, are eligible to participate in the the Corporation's Executive Deferred Compensation Plan ("Deferred Plan"). The Deferred Plan allows executives to voluntarily defer base salary, Annual Incentive Plan awards, Long-Term Performance Plan awards, SIP benefits and other amounts. Amounts can be deferred to a cash account earning interest at a rate set each year at 1% above the prime interest rate or to a notional stock account in the form of nonvoting share units fluctuating in value based on the price increase or decrease of common stock and earning dividends distributed to all shareholders. The dividends are automatically reinvested for each participant

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to acquire additional nonvoting share units. For any cash compensation deferred to the notional stock account, the number of nonvoting share units is determined by dividing the amount of the compensation by the fair market value of a share of common stock on the date the compensation would have otherwise been paid. Each participant elects, on an annual basis, the date or dates of distribution (i.e., a participant can elect a lump-sum distribution or distribution via annual installments not to exceed 15) of any deferred amounts. During 2019, no Named Executive Officers participated in the Deferred Plan.

Profit-Sharing Retirement Plan

Each Named Executive Officer participates in the Corporation's Profit-Sharing Retirement Plan (the "Retirement Plan"), a defined contribution plan generally available to all members (i.e., employees). Members (i.e., employees) are eligible to make voluntary contributions immediately upon hire. One year of service is typically required to be eligible for employer contributions. Each Named Executive Officer is eligible for employer contributions. These contributions are reflected in the "All Other Compensation" column of the Summary Compensation Table.

Cash Profit-Sharing

Each Named Executive Officer is eligible for distributions under the Corporation's cash profit-sharing program. Cash profit-sharing is paid based on the profitability of a member's (i.e., employee's) operating unit. Members are generally eligible to participate after completion of one year of continuous service. Cash profit-sharing amounts paid to the Named Executive Officers are reflected in the "Bonus" column of the Summary Compensation Table.

Change in Control, Post-Employment and Other Events

Messrs. Lorenger, Bridges, Berger, Tjaden and one other key executive have a Change In Control Employment Agreement ("CIC Agreement") with the Corporation. Upon a change in control, retirement, death or disability, certain awards granted under the Annual Incentive Plan, the Long-Term Performance Plan and the Stock Plans also vest or are payable pursuant to their terms and are not conditioned on a termination of employment. See "Potential Payments Upon Termination or Change in Control" for a discussion of these items.

Perquisites

Consistent with its longstanding culture, the Corporation does not provide executives with any special or unique perquisites, such as company cars or club memberships. Relocation assistance is provided to executives under a relocation program broadly available for members transferred within the Corporation and newly-hired professional members. Executives participate in the same health, retirement, profit-sharing, disability and life insurance programs and member stock purchase plan as other members.

Executive Stock Ownership Guideline

The Board has adopted an Executive Stock Ownership Guideline based on the belief key executives should have a significant ownership interest in the Corporation's stock.  Under the Executive Stock Ownership Guideline, ownership levels are provided for executives to acquire and hold a recommended ownership interest in the Corporation's stock based on their position and compensation level.  The guideline is intended to align the interests of key executives with shareholder interests.  The Executive Stock Ownership Guideline ownership levels in effect for 2019 are shown below:

Position	$ Value of Shares
President and CEO	5.0 x Base Salary
Operating Company (Unit) Presidents, Chief Financial Officer, and Executive and Senior Vice Presidents	3.0 x Base Salary
Other Officers	2.0 x Base Salary

Executives are encouraged to reach their respective stock ownership level within five years of the date the individual assumes an executive position covered by the guideline. The Compensation Committee annually reviews each executive's progress toward the goal. The Compensation Committee can specify a percentage of the executive's annual incentive compensation be paid in shares of Common Stock if it determines an executive is not achieving appropriate progress toward the goal. As of the end of 2019, each Named Executive Officer was in compliance with the Corporation's stock ownership guideline.

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Executive Compensation Clawback

If financial results are significantly restated due to fraud or intentional misconduct, the Board will review any performance-based compensation paid to executive officers who are found to be personally responsible for the fraud or intentional misconduct leading to the restatement and may, to the extent permitted by law, seek repayment of amounts paid in excess of amounts based on restated financial results.

Tax Deductibility of Executive Compensation

The Corporation typically seeks to maximize the tax deductibility of components of executive compensation where appropriate. Section 162(m) of the Internal Revenue Code generally limits the ability of public companies to deduct compensation in excess of $1,000,000 paid annually to certain executive officers. Section 162(m) exempts qualifying performance-based compensation from this limit with respect to taxable years beginning on or before December 31, 2017 and payable pursuant to a binding written agreement in effect on November 2, 2017.

With the enactment of the Tax Cuts and Jobs Act in December 2017, the deductibility exemption for performance-based compensation under Section 162(m) has been eliminated. As a result, compensation in excess of $1,000,000 paid to covered executive officers generally will not be deductible unless the compensation qualifies for certain transition relief under the Act. The Company continues to assess how the amendments to Section 162(m) may affect its annual and long-term incentive compensation. Given the commitment of the Corporation to tying the compensation of its executives to the performance of the Corporation, at this time we do not expect there to be material changes made to the manner in which the Corporation awards its incentive compensation.

Impact of Prior Compensation in Setting Elements of Compensation

Prior compensation of the Named Executive Officers does not generally impact how elements of current compensation are set. The independent directors and the Compensation Committee believe the competitive environment mandates current total compensation be sufficient to attract, motivate and retain top management. The Compensation Committee analyzes outstanding equity grants, outstanding Annual Incentive Plan and Long-Term Performance Plan awards and ownership of common stock for each Named Executive Officer to ensure future stock equity grants, Annual Incentive Plan and Long-Term Performance Plan awards, CIC Agreements and other benefits provide appropriate and relevant incentives to the executives. Based on the current analysis, the Compensation Committee believes prior compensation will not impact the ongoing effectiveness of the compensation objectives.

Compensation Committee Interlocks and Insider Participation

Members of the Compensation Committee have never been officers or members of the Corporation, and have no relationship with the Corporation other than as directors and shareholders. During 2019, no executive officer of the Corporation served as a director, or as a member of any compensation committee, of any other entity that had an executive officer who served on the Board or Compensation Committee.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the CD&A, which begins on page 19 of this Proxy Statement, with management, and based on review and discussions, the Compensation Committee recommended to the Board the CD&A be included in this Proxy Statement.

Human Resources and Compensation Committee
Mary A. Bell, Chair
John R. Hartnett
Mary K.W. Jones

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SUMMARY COMPENSATION TABLE

The table below shows the compensation awarded to, earned by or paid to each of the Named Executive Officers for 2019, 2018 and 2017. In accordance with the SEC’s disclosure rules, information regarding compensation for years prior to the year in which an executive became a Named Executive Officer is not included in the table below. The Corporation does not have employment agreements with any of its executives. While employed, executives earn base salary, are eligible for benefits common to all members, and participate in the executive compensation programs identified in the tables below and discussed in the CD&A. The performance-based conditions associated with Long-Term Performance Plan and Annual Incentive Plan awards as well as salary and bonus in proportion to total compensation are discussed in detail throughout the CD&A, which begins on page 19.

Name and Principal Position	Year	Salary ($)	Bonus ($) (1)	Stock Awards ($)	Option Awards ($) (2)	Non-Equity Incentive Plan Compensation ($) (3)	All Other Compensation ($) (4)	Total ($)
Jeffrey D. Lorenger President and CEO, HNI Corporation	2019	923,365	13,300	—	1,932,854	1,152,831	184,692	4,207,042
	2018	778,846	9,763	—	1,335,082	502,652	94,034	2,720,377
	2017	546,354	8,168	—	663,581	160,200	90,541	1,468,844
Marshall H. Bridges Chief Financial Officer; Senior Vice President, HNI Corporation	2019	472,523	13,300	—	457,108	374,552	83,259	1,400,742
	2018	438,354	9,859	—	413,225	224,500	49,937	1,135,875
	2017	375,769	10,452	—	390,569	41,580	54,405	872,775
Vincent P. Berger President, Hearth & Home Technologies; Executive Vice President, HNI Corporation	2019	427,504	17,406	—	400,140	328,152	126,449	1,299,651
	2018	405,138	17,183	—	359,288	409,771	95,410	1,286,790
	2017	372,885	15,954	—	295,881	221,760	73,938	980,418
B. Brandon Bullock President, The HON Company	2019	376,300	—	—	240,588	271,659	232,073	1,120,620
Kurt A. Tjaden President, HNI International; Senior Vice President, HNI Corporation	2019	477,174	13,300	—	454,223	316,384	109,479	1,370,560
	2018	461,846	9,859	—	425,538	393,267	85,200	1,375,710
	2017	446,157	12,002	—	446,869	397,141	114,275	1,416,444

Notes
(1) The amounts in this column reflect the payments of cash profit-sharing during calendar years 2019, 2018 and 2017 under the cash profit-sharing program. Mr. Bullock was not eligible for a cash profit-sharing payment in 2019 due to the recency of his hire in November 2018.

(2)    The amounts in this column reflect the aggregate grant date fair value of stock options granted in 2019, 2018 and 2017 under the Stock Plans computed in accordance with FASB ASC Topic 718. Assumptions used in the calculations of these amounts are included in the footnote titled "Stock-Based Compensation" to the Corporation's audited financial statements for 2019, 2018, and 2017 in the Corporation's Annual Report on Form 10-K for the year ended December 28, 2019.

(3)    The amounts in this column include incentive compensation awards earned for the 2019 fiscal year under the Annual Incentive Plan (AIP) and each of the active Long-Term Performance Plans (LTPP); the 2017-2019 Plan, the 2018-2020 Plan, and the 2019-2021 Plan. Equivalent amounts are included for the 2018 and 2017 fiscal years. The AIP awards earned in 2019 and the earnings under the 2017-2019 Plan were paid in February 2020 and were subject to continuous employment through the last day of 2019. The 2018-2020 LTPP will not be paid until 2021 and is subject to continuous employment through the last day of 2020. The 2019-2021 LTPP will not be paid until 2022 and is subject to continuous employment through the last day of 2021.The breakdown between the Annual Incentive Plan and the Long-Term Performance Plan awards for 2019 is as follows: Mr. Lorenger - $870,824 under the Annual Incentive Plan, and $0 under the 2017 - 2019 LTPP, $73,625 under the 2018 - 2020 LTPP, and $208,382 under the 2019 - 2021 LTPP; Mr. Bridges - $304,238 under the Annual Incentive Plan and $0 under the 2017 - 2019 LTPP, $21,033 under the 2018 - 2020 LTPP, and $49,281 under the 2019 - 2021 LTPP; Mr. Berger - $266,726 under the Annual Incentive Plan, and $0 under the 2017 - 2019 LTPP, $18,288 under the 2018 - 2020 LTPP, and $43,139 under the 2019 - 2021 LTPP; Mr. Bullock - $245,721 under the Annual Incentive Plan, and $25,938 under the 2019 - 2021 LTPP; Mr. Tjaden -

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$245,754 under the Annual Incentive Plan, and $0 under the 2017 - 2019 LTPP, $21,660 under the 2018 - 2020 LTPP, and $48,970 under the 2019 - 2021 LTPP.

(4)    The amounts in this column include the Corporation's contributions to the Retirement Plan, the dollar value of Corporation-paid life insurance premiums under the Life Insurance Plan, both of which are generally available to all members, the dollar value of common stock paid under the SIP, and the dollar value of relocation expenses paid on the member's behalf, if applicable. Contributions under the Retirement Plan in 2019, 2018 and 2017 were as follows: Mr. Lorenger – $24,969; $21,454; $19,746; Mr. Bridges – $24,969; $21,544; $21,870; Mr. Berger – $26,294; $28,355; $23,412; Mr. Bullock - $0; and Mr. Tjaden – $24,969; $21,544; $23,311. The dollar value of Corporation-paid life insurance premiums under the Life Insurance Plan in 2019, 2018, and 2017 were as follows for each Named Executive Officer: $142, $142, and $67. The dollar values of common stock earned under the SIP for 2019, 2018 and 2017 were as follows: Mr. Lorenger – $159,581; $72,438; $70,728; Mr. Bridges – $58,148; $28,251; $32,467; Mr. Berger – $100,013; $66,913; $50,459; Mr. Bullock -$0; and Mr. Tjaden – $84,368; $63,514; $90,896. The SIP common stock for 2019 was issued February 25, 2020; 2018 was issued February 25, 2019; and 2017 was issued February 26, 2018. The dollar value paid for relocation expenses, including tax assistance, on Mr. Bullock's behalf is in correlation with his joining the Corporation as President, HON - $231,931.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of December 28, 2019, about Common Stock which may be issued under the Corporation's equity compensation plans.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (b) (3)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (c)
Equity Compensation Plans approved by security holders	3,818,134 (1)	39.22	2,871,997 (4)
Equity Compensation Plans not approved by security holders	199,712 (2)	––	589,957 (5)
Total	4,017,846	39.22	3,461,954

Notes

(1)
Includes: (i) shares to be issued upon the exercise of outstanding stock options granted under the Stock Plans – 3,504,352 (1,333,315 under the 2017 Stock Plan, and 2,171,217 under the 2007 Stock Plan); (ii) shares to be issued upon the vesting of outstanding RSUs under the 2017 Stock Plan – 21,612; and (iii) the target value of the 2019 Annual Incentive Plan awards for all award recipients divided by $37.37, the closing price of a share of common stock on December 27, 2019, the last trading day of Fiscal 2019 – 292,170. As of the last day of Fiscal 2019, there were no outstanding warrants or rights under the 2017 Stock Plan or the 2007 Stock Plan. Also, there were no options, warrants, rights or RSUs under the 2017 Equity Plan for Non-Employee Directors. The number of shares attributable to Annual Incentive Plan awards overstates expected common stock dilution as the Corporation did not pay out any portion of the 2019 Annual Incentive Plan awards for any recipient in the form of common stock.

(2)
Includes the nonvoting share units credited to the account of individual executive officers or Directors under either the Deferred Plan – 45,678 or the Directors Deferred Plan – 154,034. For additional information on the Deferred Plan, see "Additional Compensation Programs and Policies – Deferred Compensation Plan" on page 28. For additional information on the Directors Deferred Plan, see "Director Compensation" on page 13 of this Proxy Statement.

(3)	This column does not take into account any of the RSUs, Long-Term Performance Plan awards, Annual Incentive Plan awards or nonvoting share units discussed in Notes 1 and 2 above.

(4)
Includes shares available for issuance under the Stock Plan – 2,073,271, the 2017 Director's Equity Plan – 205,502 and the MSPP – 593,224. Of the 3,400,000 shares originally available for issuance under the Stock Plan, no more than 1,500,000 of the shares can be issued as full-value awards. At the end of 2019, 1,434,856 of the 1,500,000 shares reserved for full-value awards were available for issuance. The MSPP allows members to purchase common stock at 85% of the closing share price on each quarterly exercise date up to an annual aggregate amount of $25,000 per year and is available generally to all members.

(5)	Includes nonvoting share units available for issuance under the Deferred Plan – 226,844 and the Directors Deferred Plan – 363,113.

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Grants of Plan Based Awards

The table below shows the grants of plan-based awards to the Named Executive Officers during 2019, including stock options granted under the 2017 Stock Plan, Long-Term Performance Plan awards, and Incentive Plan awards. The aggregate grant date fair value of stock option awards are disclosed on a grant-by-grant basis in the table below. For additional information on the Annual Incentive Plan and the Stock Plans, see "Annual Incentive" on page 24 and "Long-Term Incentive" on page 26.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
		Threshold ($)	Target ($)	Maximum ($)
Jeffrey D. Lorenger
Stock Options	2/13/2019				195,633	39.77	1,932,854
2019-2021 Long-Term Performance Plan		188,297	753,188	1,506,376
Annual Incentive Plan		387,486	1,019,700	1,886,445
Marshall H. Bridges
Stock Options	2/13/2019				46,266	39.77	457,108
2019-2021 Long-Term Performance Plan		44,531	178,125	356,250
Annual Incentive Plan		135,375	356,250	659,063
Vincent P. Berger
Stock Options	2/13/2019				40,500	39.77	400,140
2019-2021 Long-Term Performance Plan		38,981	155,925	311,850
Annual Incentive Plan		123,605	325,275	601,759
B. Brandon Bullock
Stock Options	2/13/2019				24,351	39.77	240,588
2019-2021 Long-Term Performance Plan		23,438	93,750	187,500
Annual Incentive Plan		111,692	293,925	543,761
Kurt A. Tjaden
Stock Options	2/13/2019				45,974	39.77	454,223
2019-2021 Long-Term Performance Plan		44,250	177,000	354,000
Annual Incentive Plan		138,556	364,620	674,547

33

Outstanding Equity Awards at Year End

The following table shows the Named Executive Officers' outstanding equity awards as of the end of 2019. All outstanding stock option awards reported in this table cliff-vest after four years and expire ten years after the date of grant.

Name	Option Awards
	Securities Underlying Unexercised Options Exercisable (#)	Securities Underlying Unexercised Options Unexercisable (#) (1)	Option Exercise Price ($)	Option Expiration Date
Jeffrey D. Lorenger	26,725		31.98	2/16/21
	44,067		25.46	2/15/22
	58,540		31.79	2/13/23
	39,617		34.78	2/12/24
	25,897		51.54	2/18/25
		72,102	32.03	2/17/26
		46,050	46.62	2/15/27
		76,336	38.68	2/14/28
		64,389	37.29	6/28/28
		195,633	39.77	2/13/29
Marshall H. Bridges	7,099		31.98	2/16/21
	5,860		25.46	2/15/22
	4,416		31.79	2/13/23
	5,220		34.78	2/12/24
	4,217		51.54	2/18/25
		10,223	32.03	2/17/26
		27,104	46.62	2/15/27
		42,252	38.68	2/14/28
		46,266	39.77	2/13/29
Vincent P. Berger	7,331		31.98	2/16/21
	5,996		25.46	2/15/22
	4,628		31.79	2/13/23
	4,084		34.78	2/12/24
	4,965		51.54	2/18/25
		11,574	32.03	2/17/26
		6,594	44.04	5/10/26
		20,533	46.62	2/15/27
		36,737	38.68	2/14/28
		40,500	39.77	2/13/29
B. Brandon Bullock		24,351	39.77	2/13/29
Kurt A. Tjaden	35,709		31.79	2/13/23
	31,289		34.78	2/12/24
	20,219		51.54	2/18/25
		49,022	32.03	2/17/26
		31,011	46.62	2/15/27
		43,511	38.68	2/14/28
		45,974	39.77	2/13/29

Notes
As of December 28, 2019, vesting dates for each unexercisable stock option award, in descending order, for each Named Executive Officer are as follows: February 17, 2020, February 15, 2021, February 14, 2022, and February 13, 2023. In addition, Mr. Lorenger received a stock option grant in relation to his promotion to President and CEO, which will vest June 28, 2022, and Mr. Berger has a special stock option grant which will vest May 10, 2020.

34

Options Exercised and Stock Vested

The following table shows information concerning Named Executive Officers' exercise of stock options during 2019.

Option Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (1)
Jeffrey D. Lorenger	12,182	133,844
Marshall H. Bridges	—	—
Vincent P. Berger	—	—
B. Brandon Bullock	—	—
Kurt A. Tjaden	—	—

Note
(1) This column is calculated by multiplying the number of shares acquired by the difference between the market price on the date of exercise (or if the shares were retained by the Named Executive Officer, the closing price of a share of common stock on the date of exercise) and the exercise price of the stock options. Mr. Lorenger retained shares equal to the value of his 12,182 exercised options.

Nonqualified Deferred Compensation

The Deferred Plan allows executives to defer compensation to a cash account earning interest at a rate set annually at 1% above the prime interest rate or to the Corporation's notional stock account in the form of nonvoting share units earning dividends distributed to shareholders which are then automatically reinvested in additional nonvoting share units. In 2019, no Named Executive Officers participated in the Deferred Plan.

For additional information on the Deferred Plan, see "Additional Compensation Programs and Policies – Deferred Compensation Plan" on page 28.

Compensation Ratio

For purposes of the compensation ratio calculation, and in accordance with the SEC’s disclosure rules, we utilized the same median member identified in 2017 for our 2018 and 2019 compensation ratio calculation disclosures. We do not believe there were changes in our member population or compensation arrangements that would significantly impact our compensation ratio disclosure. For a detailed description of how we identified our median member, refer to our 2018 Proxy Statement.

For the annual total compensation of the “median member,” we identified and calculated the elements of the member’s compensation for 2019 in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K, resulting in annual total compensation of $71,332. The difference between the median member’s wages with overtime pay and the member’s annual total compensation represents the estimated value of the member’s health care benefits, retirement-related benefits, and disability insurance (estimated for the member and the member’s eligible dependents at $17,808).

For the annual total compensation of our CEO, we used the amount reported in the "Total" column of our 2019 Summary Compensation Table on page 31, plus the estimated value of the CEO's health care benefits, retirement related benefits, and disability insurance (estimated for the CEO and the CEO's eligible dependents at $19,879).

In fiscal 2019, the total compensation of our CEO, using 2019 compensation data, was $4,226,921, and the "median member" total compensation was $71,332. Based on this information, for 2019, the ratio of the annual total compensation of Mr. Lorenger to the "median member" annual total compensation is 59 to 1, reasonably estimated consistent with Item 402(u) of Regulation S-K. Due to the variability of the CEO’s performance-based compensation, the compensation ratio may differ significantly from year to year.

Potential Payment Upon Termination or Change in Control

Retirement, death, disability and change in control ("CIC") events trigger the payment of compensation to the Named Executive Officers.

Change in Control Employment Agreements

35

Messrs. Lorenger, Bridges, Berger, Tjaden and one other key executive have CIC Agreements with the Corporation. The CIC Agreements are designed to assure continuity of executive management during a threatened takeover and ensure executive management can objectively evaluate any CIC proposal and act in the best interests of shareholders. The CIC Agreements are part of a competitive compensation package to attract and retain top-quality executives.

Under the CIC Agreements, executives are eligible for severance benefits in the event there is a "double trigger;" meaning both a CIC of the Corporation and termination of employment (if termination was by the executive for good reason or by the Corporation for any reason other than cause or disability). The termination must occur (i) during the two-years following a CIC or (ii) prior to the CIC where the executive's termination is directly related to the CIC. The benefits include:

•
a lump-sum severance payment equal to two times (three times for the CEO) the sum of (i) the executive's annual base salary and (ii) the average of the executive's annual incentive compensation awards for the prior two years;

•	annual salary through the date of termination and a bonus equal to the average of the executive's annual incentive compensation awards for the prior two years;

•	continuation of certain medical and dental benefits for up to 18 months and group life insurance benefits for up to two years; and

•	a lump-sum payment for the cost of health and dental coverage for an additional six months and a lump-sum payment for two years of continued participation in disability benefit plans.

In exchange for the CIC severance benefits, each executive is subject to confidentiality and non-competition provisions for one year from the date of termination.

The CIC Agreement defines a CIC as having occurred:
•    when a third person or entity becomes the beneficial owner of 20% or more of the outstanding Common Stock, subject to certain exceptions;
•    when more than one-third of the Board is composed of persons not recommended by at least three-fourths of the incumbent Board;
•    upon the occurrence of certain business combinations involving the Corporation; or
•    upon approval by shareholders of a complete liquidation or dissolution.

Cause is defined as acts of dishonesty resulting in substantial personal enrichment at the Corporation's expense or repeated willful or deliberate violations of obligations under the CIC Agreement resulting in material injury to the Corporation.

Good reason is defined as:
•    a substantially adverse change in the executive's position, authority or responsibilities;
•    the Corporation's failure to comply with the CIC Agreement;
•    a change of more than 50 miles in the executive's principal place of work;
•    a purported termination of the executive's employment not permitted by the CIC Agreement; or
•    a successor company not assuming the CIC Agreement.

In 2016, the Corporation adopted a new form of CIC Agreement that excludes obligations of the Corporation to "gross-up" an executive's compensation for any excise tax, for any federal, state and local income taxes applicable to the excise tax "gross-up", and for tax penalties and interest imposed on "excess parachute payments" (i.e., excess severance or CIC payments), as defined in Section 280G of the Internal Revenue Code. As of November 8, 2018, all executives with CIC Agreements have transitioned to the new form which excludes the excise tax gross-up.

The Compensation Committee does not view the CIC Agreements as an element of current compensation, and the agreements do not affect the Compensation Committee's annual decisions with respect to the compensation elements of the executive compensation program.

In the event of a CIC, the Compensation Committee would review information pertaining to compensation payable to the Named Executive Officers.

Other Compensation Triggered by a Change in Control Event

Under the Stock Plans, upon a CIC, vesting is accelerated for each outstanding RSU award and stock option. Under both the Annual Incentive Plan and the Long-Term Performance Plan, the Board values each outstanding award prior to the effective date of a CIC and the values are payable within 30 days of a CIC. The payments occurring on or after a CIC are not conditioned on termination of employment.

36

The following tables quantify compensation payable to the Named Executive Officers upon a CIC. The tables include only compensation items not available to all salaried members and assume the event occurred on December 28, 2019.

Value in Event of Involuntary Termination or Voluntary Termination for Good Reason Following a Change in Control

Name	Cash Payment Under CIC Agreement ($) (1)	Total Value of Benefits Under CIC Agreement ($) (2)	Annual Incentive Plan Acceleration ($) (3)	Long-Term Performance Plan Acceleration ($) (4)	Stock Option Acceleration ($) (5)	Total ($)
Jeffrey D. Lorenger	3,795,993	55,694	870,824	415,086	390,176	5,527,773
Marshall H. Bridges	1,228,682	41,484	304,238	106,932	54,591	1,735,927
Vincent P. Berger	1,568,686	57,019	266,726	93,305	61,805	1,959,305
Kurt A. Tjaden	1,932,893	55,694	245,754	108,097	261,777	2,604,215

Notes

(1)
Amounts in this column include the following: (i) an amount equal to two times (three times for Mr. Lorenger) the sum of (a) the executive's annual base salary and (b) the average of the executive's annual incentive compensation awards for the prior two years; (ii) an incremental bonus payment equal to the difference of the executive's average prior two years annual incentive awards and the current year annual incentive award payable; (iii) an amount equal to the value of the cost of health and dental coverage for an additional six months from the date of termination; (iv) an amount equal to the value of the "gross-up" for any federal, state and local taxes applicable to the value of six months of health and dental coverage continuation; and (v) an amount equal to the value of 24 months of continued participation in the Corporation's accidental death and travel accident insurance plan and disability plans. The amount of cash severance payable to Mr. Berger was reduced by $88,236 so no portion of the executive's benefit constitutes an excess parachute payment subject to the excise tax.

(2)
Represents the value of the following benefits provided following termination of employment under the CIC Agreements for each Named Executive Officer: medical and dental benefits for 18 months, group life insurance benefits for 24 months, and the value of the Corporation’s required contributions to the Retirement Plan.

(3)
Represents the value of the annual incentive award earned for 2019, which the Named Executive Officer would be entitled to receive under the Annual Incentive Plan if he remained employed by the Corporation on the last day of 2019.

(4)
Represents the estimated 2017-2019 Plan, 2018-2020 Plan, and 2019-2021 award payable. This amount has been based on the following economic profit assumptions ("Economic Profit Assumptions"). For the 2017-2019 Plan: (i) 0% of the targeted amount for 2017; (ii) 0% of the targeted amount for 2018; and (iii) 0% of the targeted amount for 2019. Amount payable accounts for employment during the entire 36-month performance period. No amount would be payable until the first quarter of 2020. For the 2018-2020 Plan: (i) 0% of the targeted amount for 2018; (ii) 38% of the targeted amount for 2019; and (iii) 100% of the targeted amount for 2020. Amount payable accounts for employment during 24 months of the 36-month performance period. No amount would be payable until the first quarter of 2021. For the 2019-2021 Plan: (i) 83% of the targeted amount for 2019; (ii) 100% of the targeted amount for 2020; and (iii) 100% of the targeted amount for 2021. Amount payable accounts for employment during 12 months of the 36-month performance period. No amount would be payable until the first quarter of 2022. Amounts included for the Long-Term Performance Plan are estimates and are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Due to the number of factors, the actual amounts we pay or distribute under the Long-Term Performance Plan may differ materially. Factors affecting these amounts include the financial performance of the Corporation during 2019, 2020, and 2021 and the achievement of economic profit goals.

(5)
Represents the value of accelerating the vesting of stock options not otherwise vested in accordance with the Stock Plans. These options will remain exercisable until the expiration date established at the time of award.

Value in Event of Change in Control with No Employment Termination

Name	Cash Payment Under CIC Agreement ($)	Total Value of Benefits Under CIC Agreement ($)	Annual Incentive Plan Acceleration ($) (1)	Long-Term Performance Plan Acceleration ($) (2)	Stock Option Acceleration ($) (3)	Total ($)
Jeffrey D. Lorenger	—	—	870,824	415,086	390,176	1,676,086
Marshall H. Bridges	—	—	304,238	106,932	54,591	465,761
Vincent P. Berger	—	—	409,771	93,305	61,805	564,881
Kurt A. Tjaden	—	—	430,139	108,097	261,777	800,013

Notes

(1)	Represents the higher of the value of the annual incentive award earned for 2019, or paid in respect to the three full fiscal years immediately prior to the CIC effective date.

(2)
Represents the estimated 2017-2019 Plan, 2018-2020 Plan, and 2019-2021 Plan awards payable. See Economic Profit Assumptions in footnote 4 of the above table titled Value in Event of Involuntary Termination or Voluntary Termination for Good Reason Following a Change in Control.

(3)
Represents the value of accelerating the vesting of stock options not otherwise vested in accordance with the Stock Plans. These options will remain exercisable until the expiration date established at the time of award.

37

Compensation Triggered By Retirement, Death or Disability

Upon retirement at age 65, or after age 55 with ten years of service, all outstanding Annual Incentive Plan, Long-Term Performance Plan and stock option awards immediately vest. Upon disability or death, all outstanding Annual Incentive Plan, Long-Term Performance Plan, stock option and RSU awards immediately vest. Option holders who terminate employment due to disability may exercise stock options, which fully vest as of the date of disability, until the earlier of the expiration date of the stock option or the second anniversary of the date of disability. The representatives of option holders whose employment is terminated due to death may exercise stock options, which shall fully vest as of the date of death, until the earlier of the expiration date of the stock option or the second anniversary of the date of death. Option holders who terminate employment due to retirement may exercise stock options, which shall fully vest as of the date of retirement, until the expiration of the stock option.

In the event of a termination of employment not due to a CIC event, retirement, death or disability, the Named Executive Officers receive only those benefits available to all members. The Named Executive Officers may exercise stock options which are vested as of the date of termination until the earlier of the expiration of the stock option or 180 days following the date of termination.

The following table quantifies compensation payable to the Named Executive Officers in the event of death, disability or retirement. Only Mr. Tjaden was retirement eligible as of the last business day of 2019, so retirement information is provided only for him.

Value in Event of Retirement, Death or Disability

Name	Life Insurance Proceeds ($) (1)	Retirement & Profit Sharing (2)	Annual Incentive Plan Acceleration ($) (3)	Long-Term Performance Plan Acceleration ($) (4)	Stock Options Acceleration ($) (5)	Total Value in Event of Death ($)	Total Value in Event of Disability ($)	Total Value in Event of Retirement ($)
Jeffrey D. Lorenger	150,000	24,969	870,824	415,086	390,176	1,851,055	1,701,055	N/A
Marshall H. Bridges	150,000	24,969	304,238	106,932	54,591	640,730	490,730	N/A
Vincent P. Berger	150,000	26,294	266,726	93,305	61,805	598,130	448,130	N/A
Kurt A. Tjaden	150,000	24,969	245,754	108,097	261,777	790,597	640,597	640,597

Notes

(1)
Represents the proceeds of the life insurance policy maintained by the Corporation for each of the Named Executive Officer under the Life Insurance Plan. The policy amount is equal to the lesser of the insured's annual base salary or $150,000. This amount only applies to the Total Value in Event of Death.

(2)	Represents the value of the Corporation’s required contributions to the Retirement Plan.

(3)
Represents the value of the annual incentive award earned for 2019, which the Named Executive Officer would be entitled to receive under the Annual Incentive Plan if he remained employed by the Corporation on the last day of 2019.

(4)
Represents the estimated 2017-2019 Plan, 2018-2020 Plan, and 2019-2021 Plan awards payable. See Economic Profit Assumptions in footnote 4 of the table titled Value in Event of Involuntary Termination or Voluntary Termination for Good Reason Following a Change in Control on page 37 of this Proxy Statement.

(5)
Represents the value of accelerating the vesting of stock options not otherwise vested in accordance with the Stock Plans. These options will remain exercisable until two years from the date of death or disability, and in the case of retirement until the expiration date of the option.

38

Other Information

DELINQUENT SECTION 16(a) REPORTS

Section 16(a) of the Exchange Act requires that the Corporation's directors, executive officers, and persons who own more than 10% of the Company's common stock, file reports of their securities ownership and changes in such ownership with the SEC. Specific due dates for these reports have been established by the SEC, and the Corporation is required to report in this Proxy Statement any known failure to file by these dates during 2019.

Based solely on our review of the copies of the reports the Corporation has received, and on written representations from certain reporting persons, the Corporation believes the persons subject to Section 16(a) reporting complied with applicable SEC filing requirements during 2019 with the exception of a Form 4 filing on behalf of Brian Stern, with respect to his disposition of shares that occurred on December 2, 2019, which was filed late on December 6, 2019.

BENEFICIAL OWNERSHIP OF THE CORPORATION'S STOCK

Persons Owning More than Five Percent of the Company's Stock

On the Record Date, there were 42,708,614 outstanding shares and, to the Corporation's knowledge, there were three shareholders who owned beneficially more than 5% of all outstanding shares. The table below contains information, as of that date (except as noted below), regarding the beneficial ownership of these entities. Unless otherwise indicated, the Corporation believes each of the entities listed below has sole voting and investing power with respect to all the shares of common stock indicated.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
State Farm Insurance Companies (1) One State Farm Plaza Bloomington, Illinois 61710	5,628,800	(2)	13.2%
BlackRock, Inc. (3) 55 East 52nd Street New York, New York 10055	5,034,687	(4)	11.8%
The Vanguard Group, Inc. (5) 100 Vanguard Boulevard Malvern, PA 19355	4,207,614	(6)	9.9%

Notes

(1)
State Farm Insurance Companies consists of the following entities: State Farm Mutual Automobile Insurance Company; State Farm Fire and Casualty Company; State Farm Investment Management Corp.; State Farm Insurance Companies Employee Retirement Trust; State Farm Insurance Companies Savings and Thrift Plan for U.S. Employees; State Farm Life Insurance Company; State Farm Associates Funds Trust - State Farm Growth Fund; and State Farm Associates Funds Trust - State Farm Balanced Fund.

(2)
Information is based on a Schedule 13G filed January 28, 2020 with the SEC by State Farm Insurance Companies for the period ended December 31, 2019.  State Farm Insurance Companies has sole voting and investment power with respect to all 5,628,800 beneficially owned shares.

(3)
The following subsidiaries of BlackRock, Inc. hold the shares of Common Stock noted:  BlackRock Institutional Trust Company, N.A.; BlackRock Fund Advisors; BlackRock Asset Management Canada Limited; BlackRock Asset Management Schweiz AG; BlackRock Advisors, LLC; BlackRock Investment Management, LLC; BlackRock Financial Management, Inc.; BlackRock Asset Management Ireland Limited; BlackRock Investment Management (Australia) Limited; BlackRock Investment Management (UK) Limited; and BlackRock (Netherlands) B.V.

(4)
Information is based on a Schedule 13G/A filed February 4, 2020, with the SEC by BlackRock, Inc., for the period ended December 31, 2019.  Of the 5,034,687 shares beneficially owned, BlackRock Inc. has sole investment power with respect to all shares and sole voting power with respect to 4,941,561 shares.

(5)	The following subsidiaries of The Vanguard Group, Inc. hold the shares of Common Stock noted: Vanguard Fiduciary Trust Company and Vanguard Investments Australia, Ltd.

(6)
Information is based on a Schedule 13G/A filed February 12, 2020 with the SEC by The Vanguard Group, Inc., for the period ended December 31, 2019. Of the 4,207,614 shares beneficially owned, The Vanguard Group, Inc. has sole voting power with respect to 79,632 shares, shared voting power with respect to 6,068 shares, sole investment power with respect to 4,127,402 shares, and shared investment power with respect to 80,212 shares.

39

Directors and Officers

The following table sets forth the beneficial ownership of common stock as of March 6, 2020 for each of the Corporation's directors and named executive officers, and executive officers as a group as of that date, including shares of common stock that each has a right to acquire within 60 days after March 6, 2020. The address of the persons listed below is 600 East Second Street, Muscatine, Iowa 52761.

Name of Beneficial Owner	Common Stock (1)	Common Stock Units (2)	Stock Options Exercisable as of the Record Date or Within 60 Days Thereof	Total Stock and Stock-Based Holdings	Percent of Class (3)
Mary A. Bell	26,799	32,741	—	59,540	*
Miguel M. Calado	46,327	—	—	46,327	*
Cheryl A. Francis	66,815	—	—	66,815	*
John R. Hartnett	15,444	—	—	15,444	*
Mary K.W. Jones	13,325	2,536	—	15,861	*
Larry B. Porcellato	25,284	20,618	—	45,902	*
Dhanusha Sivajee	3,675	—	—	3,675	*
Abbie J. Smith	14,344	53,709	—	68,053	*
Brian E. Stern	30,905	—	—	30,905	*
Ronald V. Waters, III	15,262	15,836	—	31,098	*
Jeffrey D. Lorenger	35,021	—	266,948	301,969	*
Marshall H. Bridges	13,523	—	37,035	50,558	*
Vincent P. Berger	11,023	—	38,578	49,601	*
B. Brandon Bullock	—	—	—	—	*
Kurt A. Tjaden	45,153	—	136,239	181,392	*
All Directors and executive officers as a group – (18 persons)	406,589	125,440	576,896	1,108,925	2.6%

Notes

(1)
Includes restricted shares held by executive officers over which they have voting power but not investment power, shares held directly or in joint tenancy, shares held in trust, by broker, bank or nominee or other indirect means and over which the individual or member of the group has sole voting or shared voting and/or investment power. Each individual or member of the group has sole voting and/or investment power with respect to the shares shown in the table above, except Mr. Calado's former spouse shares voting and investment power with respect to 2,700 of the 46,327 shares listed above for Mr. Calado.

(2)
Indicates the nonvoting share units credited to the account of the named individual or members of the group, as applicable, under either the Deferred Plan or the Directors Deferred Plan. For additional information on the Deferred Plan, see "Additional Compensation Programs and Policies – Deferred Compensation Plan" on page 28. For additional information on the Directors Deferred Plan, see "Director Compensation" on page 13 of this Proxy Statement.

(3)	* less than 1%.

DEADLINE FOR SHAREHOLDER PROPOSALS FOR THE 2021 ANNUAL MEETING

Proposals by shareholders intended to be presented at the 2021 Annual Meeting must be received at the Corporation's executive offices no later than November 26, 2020 to be included in the proxy statement and form of proxy. All shareholder notice of proposals submitted outside the processes of Exchange Act Rule 14a-8 must be received between January 5, 2021 and February 4, 2021 to be considered for presentation at the 2021 Annual Meeting, but will not be included in the proxy statement. In addition, shareholder proposals must comply with the informational requirements contained in Section 2.16(a)(2) of the By-laws in order to be presented at the 2021 Annual Meeting. On written request to the Corporate Secretary at HNI Corporation, 600 East Second Street, Muscatine, Iowa 52761, the Corporation will provide, without charge to any shareholder, a copy of the By-laws.

OTHER MATTERS

The Board knows of no other matters that will be brought before the Meeting, but, if other matters properly come before the Meeting, it is intended the persons named in the proxy will vote the proxy according to their best judgment.

40

On written request to the Corporate Secretary at HNI Corporation, 600 East Second Street, Muscatine, Iowa 52761, the Corporation will provide, without charge to any shareholder, a copy of its Annual Report on Form 10-K for the year ended December 28, 2019, including financial statements and schedules, filed with the SEC. The report is also available on the Corporation's website at investors.hnicorp.com.

Information set forth in this Proxy Statement is as of March 23, 2020, unless otherwise noted.

Steven M. Bradford
Senior Vice President, General Counsel and Secretary
March 23, 2020

Notwithstanding anything to the contrary set forth in any of the Corporation's previous filings under the Securities Act of 1933 or the Exchange Act that might incorporate future filings, including this Proxy Statement, in whole or in part, the Audit Committee Report on page 15 of this Proxy Statement and the Compensation Committee Report on page 30 of this Proxy Statement shall not be incorporated by reference into any filings.

The Corporation's 2019 Annual Report on Form 10-K is available to shareholders of the Corporation together with this Proxy Statement free of charge at investors.hnicorp.com. The 2019 Annual Report does not form any part of the material for the solicitation of proxies.

41

GENERAL INFORMATION

Who can attend and vote at the Annual Meeting?

Shareholders of record as of the close of business on March 6, 2020 (the "Record Date") are entitled to attend and vote at the Annual Meeting. Each share of the Corporation's common stock, par value $1.00 per share, is entitled to one vote on each matter to be voted on at the Annual Meeting and can be voted only if the shareholder of record is present to vote or is represented by proxy.

What constitutes a quorum at the Annual Meeting?

The presence at the Annual Meeting, in person or represented by proxy, of the holders of a majority of the outstanding shares of common stock ("outstanding shares") on the Record Date will constitute a quorum. On the Record Date, there were 42,708,614 outstanding shares. To determine whether a quorum exists, proxies received but marked "abstain" and so-called "broker non-votes" (described on the following page) will be counted as present.

What will I be voting on?

•	Election of each of the four nominees for director named on page 14 of this Proxy Statement under "Proposal No. 1 – Election of Directors."

•
Ratification of the Audit Committee's selection of KPMG LLP as the Corporation's independent registered public accounting firm for the fiscal year ending January 2, 2021, as described on page 17 of this Proxy Statement under "Proposal No. 2 – Ratification of Appointment of Independent Registered Public Accounting Firm."

•
Adoption of an advisory resolution approving the compensation of the Corporation's named executive officers as described on page 18 of this Proxy Statement under "Proposal No. 3 – Advisory Vote to Approve Named Executive Officer Compensation."

Why am I receiving my proxy materials electronically instead of receiving paper copies through the mail?

In accordance with SEC rules, instead of mailing a printed copy of our proxy materials to all of our shareholders, we have elected to furnish proxy materials to shareholders via the Internet. This supports our on-going commitment to sustainability by reducing costs associated with mailing proxy materials.

On or before March 26, 2020, we mailed to our shareholders of record (other than those who previously requested electronic delivery) a Notice of Internet Availability of Proxy Materials (the "Notice") containing instructions on how to access the proxy materials online and how to vote your shares after you have viewed our proxy materials. The Notice also contains instructions on how to request to receive a set of the proxy materials for the Annual Meeting by mail or electronically by email, in either case free of charge, and how to request future proxy materials be sent by mail or electronically by email. If you received the Notice, you will not receive a printed copy of the proxy materials unless you request one by following the instructions on the Notice.

How do I vote?

You can either vote in person at the Annual Meeting or by "proxy" (one of the individuals named on your proxy card will vote your shares as you have directed). We urge you to vote by "proxy" even if you plan to attend the Annual Meeting so we will know as soon as possible whether a quorum exists for us to hold the Annual Meeting.

You may vote your shares via a toll-free telephone number or over the Internet. If you received a paper copy of the proxy card by mail, you may vote by signing, dating and mailing the proxy card in the envelope provided. Instructions regarding these three methods of voting are contained in the Notice and the proxy card. The telephone and Internet voting facilities for shareholders will close at 11:59 p.m. Eastern Time on May 4, 2020. If you vote by mail, it must be received by May 4, 2020.

If you hold shares through the Corporation's retirement plan, your vote must be received by 11:59 p.m. Eastern Time on May 1, 2020.

If your shares of common stock are held for you as the beneficial owner through a broker, trustee or other nominee (such as a bank) in "street name," rather than held directly in your name, please refer to the information provided by your bank, broker or other holder of record to determine the options available to you. Since a beneficial owner is not the shareholder of record, you may not vote these shares in person at the Annual Meeting unless you obtain a legal proxy from the broker, trustee or other nominee holding your shares, giving you the right to vote the shares at the Annual Meeting.

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If you sign, date and return the proxy card but do not specify how your shares are to be voted, then your proxy will vote your shares "FOR" all proposals, "FOR" election of each nominee for director, and in your proxy's discretion as to any other business which may properly come before the Annual Meeting.

What discretion does my broker, trustee or other nominee have to vote my shares of Common Stock held in "street name"?

A broker, trustee or other nominee holding your shares of common stock in "street name" must vote those shares according to specific instructions it receives from you. New York Stock Exchange ("NYSE") rules determine the proposals on which brokers may not vote without specific instructions from you ("Non-Routine Proposals"). Your shares will not be voted on any Non-Routine Proposal if you do not provide voting instructions, giving rise to what is called a "broker non-vote." Shares represented by broker non-votes will be counted as present for purposes of determining a quorum.

It is important, if you hold shares in "street name," that you provide specific voting instructions to your broker, trustee or other nominee or your shares will not be voted with respect to Proposal Nos. 1 and 3 because they are Non-Routine Proposals for which your broker, trustee or other nominee may not vote your shares in its discretion.

Can I change or revoke my vote or revoke my proxy?

Yes. You may change your vote at any time before the proxy is voted at the Annual Meeting. For shareholders of record, if you voted your proxy card by mail, you may revoke your proxy at any time before it is voted by executing and delivering a timely and valid later-dated proxy, by voting by ballot at the Annual Meeting or by giving written notice to HNI's Corporate Secretary. If you voted via the Internet or by telephone you may also change your vote with a timely and valid later-dated Internet or telephone vote, as the case may be, or by voting by ballot at the Annual Meeting. Attendance at the Annual Meeting will not revoke a proxy unless (a) you give proper written notice of revocation to the Secretary before the proxy is exercised or (b) you vote by ballot at the Annual Meeting. Once voting is completed at the Annual Meeting, you will not be able to revoke your proxy or change your vote.

If your shares are held in "street name," you must follow the specific voting directions provided to you by your broker, trustee or other nominee to change or revoke any instructions you have already provided.

How do I vote my shares in the Corporation's retirement plan?

If you participate in the Corporation's retirement plan, the proxy card you receive will include common stock allocated to your account. Properly completed and signed proxy cards, including telephone and Internet voting, will serve to instruct the plan trustee on how to vote any shares allocated to your account and a portion of all shares as to which no instructions have been received (the "undirected shares") from plan participants. The proportion of the undirected shares to which your instructions will apply will be equal to the proportion of the shares to which the trustee receives instructions represented by your shares.

How is the Corporation soliciting proxies?

The Corporation bears the cost of preparing, assembling and mailing the proxy materials related to the solicitation of proxies by and on behalf of the Board. In addition to the use of the mail, certain of the Corporation's officers may, without additional compensation, solicit proxies in person, by telephone or through other means of communication. The Corporation will bear the cost of this solicitation.

How will my vote get counted?

Broadridge Financial Solutions ("Broadridge") will use an automated system to tabulate the votes and will serve as the Inspector of Election.

Is my vote confidential?

Proxy instructions, ballots and voting tabulations identifying individual shareholders are handled in a manner to protect your voting privacy. Your vote will not be disclosed either within the Corporation or to third parties, except:

•	as necessary to meet applicable legal requirements;

•	to allow for the tabulation of votes and certification of the vote; and

•	to facilitate a successful proxy solicitation.

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Occasionally, shareholders provide written comments on their proxy cards, which may be forwarded to the Corporation's management.

How do I get to the Annual Meeting location?

The Annual Meeting will be held at HNI Corporate Headquarters, 600 East Second Street, Muscatine, Iowa. If driving to the Annual Meeting from Quad City International Airport, from the main exit traffic light go straight onto I-74 to I-280, turn right (cloverleaf) onto I-280 West, drive approximately 11 miles crossing the Baker Bridge, take the second exit in Iowa (Exit 6 - Muscatine), at the traffic light turn left (west) onto Highway 61 South, continue approximately 22 miles to Muscatine, continue on Highway 61 bypass, turn left (south) at the traffic light onto Park Avenue, veer right at the stop sign at the five-way stop onto Second Street, HNI Corporate Headquarters is approximately one mile on the left. If driving to the Meeting on I-80, take Exit 271 (Highway 38 South), drive approximately 12 miles, proceed through the major intersection of Highway 38 and Highway 61, continue on Park Avenue, veer right at the stop sign at the five-way stop onto Second Street, HNI Corporate Headquarters is approximately one mile on the left.

What is "Householding" of Proxy Materials?

As permitted by applicable law, we may deliver only one copy of certain of our documents, including the Notice of Internet Availability of Proxy Materials, Proxy Statement or Annual Report to shareholders residing at the same address, unless the shareholders have notified us of their desire to receive multiple copies. This process, which is commonly referred to as "householding," is intended to provide extra convenience for shareholders and cost savings for the Corporation. If you wish to opt-out of householding and continue to receive multiple copies of the proxy materials at the same address, you may do so at any time prior to thirty days before the mailing of the Notice of Internet Availability of Proxy Materials or the proxy materials themselves, which are typically mailed in March of each year, by notifying Broadridge in writing at: Broadridge Financial Solutions, Inc., Householding Department, 51 Mercedes Way, Edgewood, New York 11717 or by calling Broadridge at 1-866-540-7095. If you share an address with another shareholder and currently are receiving multiple copies of the proxy materials, you may request householding by notifying Broadridge at the same address.

Where can I find the voting results of the Annual Meeting?

The Corporation intends to announce preliminary voting results at the Annual Meeting and will publish final results in a Current Report on Form 8-K, which will be filed with the SEC within four business days after the Annual Meeting and available on the Corporation's website.

HNI Corporation 600 East 2nd Street Muscatine, IA 52761
VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 p.m. Eastern Time on May 4, 2020 for shares held directly and by 11:59 p.m. Eastern Time on May 1, 2020 for shares held in a Plan. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by the Corporation in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 p.m. Eastern Time on May 4, 2020 for shares held directly and by 11:59 p.m. Eastern Time on May 1, 2020 for shares held in a Plan. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

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TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
E99034-P36529-Z76597	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

HNI CORPORATION

The Board of Directors recommends you vote FOR the following:
1.	Election of Directors	For	Against	Abstain
	1a. Miguel Calado	☐	☐	☐
	1b. Cheryl Francis	☐	☐	☐
	1c. John Hartnett	☐	☐	☐
	1d. Dhanusha Sivajee	☐	☐	☐

The Board of Directors recommends you vote FOR the following:						For	Against	Abstain
2.	Ratify the Audit Committee's selection of KPMG LLP as the Corporation's independent registered public accounting firm for fiscal year ending January 2, 2021.					☐	☐	☐
3.	Advisory vote to approve Named Executive Officer compensation.					☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof will be voted by your proxies in their discretion.

				Yes	No
Please indicate if you plan to attend this meeting.				☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]			Date			Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report with Form 10-K Wrap are available at investors.hnicorp.com.

E99007-P36529-Z76597

HNI CORPORATION Annual Meeting of Shareholders May 5, 2020 10:30 AM (CDT) This proxy is solicited by the Board of Directors

The shareholder(s) hereby appoint(s) Steven M. Bradford and Marshall H. Bridges, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of HNI CORPORATION the shareholder(s) is/are entitled to vote at the Annual Meeting of Shareholders to be held at 10:30 AM (CDT) on May 5, 2020, at the HNI Corporate Headquarters, 600 East Second Street, Muscatine, IA 52761, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side